                                                                    Exhibit 2.01

--------------------------------------------------------------------------------

                         Agreement and Plan Of Merger

                                     among

                                 Onsale, Inc.

                                EO Corporation

                                      and

                               Egghead.com, Inc.



                                                                   JULY 13, 1999

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

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ARTICLE I THE MERGER...............................................   2

    1.1  The Merger................................................   2
    1.2  Timing of the Merger......................................   2
    1.3  Effect of the Merger......................................   2
    1.4  Effect on Capital Stock...................................   3
    1.10 Restricted Stock..........................................   4
    1.5  Surrender of Certificates.................................   5
    1.7  Tax and Accounting Consequences...........................   9
    1.8  Taking of Necessary Action; Further Act...................   9

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY...............  10

    2.1  Organization and Good Standing............................  10
    2.2  Subsidiaries and Other Interests..........................  10
    2.3  Certificate of Incorporation and Bylaws...................  10
    2.4  Authority.................................................  10
    2.5  Company Capital Structure.................................  12
    2.6  Obligations With Respect to Capital Stock.................  13
    2.7  SEC Filings; Company Financial Statements.................  14
    2.8  Absence of Certain Changes or Events......................  15
    2.9  Taxes.....................................................  16
    2.10 Title to Properties; Absence of Liens and Encumbrances....  18
    2.11 Intellectual Property.....................................  18
    2.12 Compliance with Laws; Permits; Restrictions...............  22
    2.13 Litigation................................................  22
    2.14 Employee Benefit Plans....................................  23
    2.15 Environmental Matters.....................................  27
    2.16 Agreements, Contracts and Commitments.....................  28
    2.17 Change of Control Payments................................  29
    2.18 Insurance.................................................  29
    2.19 Customers and Suppliers...................................  29
    2.20 Disclosure................................................  30
    2.21 Board Approval............................................  30
    2.22 Fairness Opinion..........................................  31
    2.23 Brokers' and Finders' Fees................................  31
    2.25 Affiliates................................................  31
    2.26 Pooling of Interests......................................  31
    2.27 No Existing Discussions...................................  31
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

                               TABLE OF CONTENTS
                                  (CONTINUED)
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ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND
MERGER SUB..................................................................    32

    3.1  Organization and Good Standing.....................................    32
    3.2  Subsidiaries and Other Interests...................................    32
    3.3  Certificate of Incorporation and Bylaws............................    32
    3.4  Authority..........................................................    32
    3.5  Parent and Merger Sub Capital Structure............................    34
    3.6  Obligations With Respect to Capital Stock..........................    35
    3.7  SEC Filings; Parent Financial Statements...........................    36
    3.8  Absence of Certain Changes or Events...............................    37
    3.9  Taxes..............................................................    38
    3.10 Title to Properties; Absence of Liens and Encumbrances.............    39
    3.11 Intellectual Property..............................................    40
    3.12 Compliance with Laws; Permits; Restrictions........................    43
    3.13 Litigation.........................................................    43
    3.14 Employee Benefit Plans.............................................    43
    3.15 Environmental Matters..............................................    47
    3.16 Agreements, Contracts and Commitments..............................    48
    3.17 Change of Control Payments.........................................    49
    3.18 Insurance..........................................................    50
    3.19 Customers and Suppliers............................................    50
    3.20 Disclosure.........................................................    50
    3.21 Board Approval.....................................................    51
    3.22 Fairness Opinion...................................................    51
    3.23 Brokers' and Finders' Fees.........................................    51
    3.24 DGCL Section 203 Not Applicable....................................    51
    3.25 Affiliates.........................................................    51
    3.26 Pooling of Interests...............................................    51
    3.27 No Existing Discussions............................................    51

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME..............................    52

    4.1  Conduct of Business................................................    52
    4.2  Cooperation........................................................    56

ARTICLE V ADDITIONAL AGREEMENTS.............................................    57

    5.1  Proxy Statement/Prospectus; Registration Statement; Antitrust and
         Other Filings......................................................    57
    5.2  Meeting of Company Shareholders....................................    58
    5.3  Meeting of Parent Stockholders.....................................    60
    5.4  Confidentiality; Access to Information.............................    63
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                                     -ii-
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                               TABLE OF CONTENTS
                                  (CONTINUED)
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    5.5  No Solicitation........................................   63
    5.6  Public Disclosure......................................   67
    5.7  Reasonable Efforts; Notification.......................   67
    5.8  Third Party Consents...................................   68
    5.9  Stock Options, Warrants, ESPP and Employee Benefits....   68
    5.10 Form S-8...............................................   69
    5.11 Nasdaq Quotation.......................................   69
    5.12 Indemnification........................................   70
    5.13 Affiliate Agreements...................................   70
    5.14 Letter of Company's Accountants........................   70
    5.15 Letter of Parent's Accountants.........................   71
    5.16 Takeover Statutes......................................   71
    5.17 Certain Employee Benefits..............................   71
    5.18 Stockholder Litigation.................................   71
    5.19 Pooling Accounting.....................................   72

ARTICLE VI CONDITIONS TO THE MERGER.............................   73

    6.1  Conditions to Obligations of Each Party to Effect
         the Merger.............................................   73
    6.2  Additional Conditions to Obligations of Company........   74
    6.3  Additional Conditions to the Obligations of Parent
         and Merger Sub.........................................   75

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER...................   78

    7.1  Termination............................................   78
    7.2  Notice of Termination Effect of Termination............   80
    7.3  Fees and Expenses......................................   81
    7.4  Amendment..............................................   84
    7.5  Extension; Waiver......................................   84

ARTICLE VIII GENERAL PROVISIONS.................................   85

    8.1  Non-Survival of Representations and Warranties.........   85
    8.2  Notices................................................   85
    8.3  Interpretation; Certain Defined Terms..................   85
    8.4  Counterparts...........................................   87
    8.5  Entire Agreement; Third Party Beneficiaries............   87
    8.6  Severability...........................................   87
    8.7  Other Remedies; Specific Performance...................   87
    8.8  Governing Law..........................................   88
    8.9  Rules of Construction..................................   88
    8.10 Assignment.............................................   88
    8.11 Disclosure Letter......................................   88
    8.12 WAIVER OF JURY TRIAL...................................   89

                               Index of Exhibits
                               -----------------


Exhibit A      Form of Company Option Agreement

Exhibit B      Form of Parent Option Agreement

Exhibit C      Form of Company Voting Agreement

Exhibit D      Form of Parent Voting Agreement

Exhibit E      Parent Officers

Exhibit F      Form of Company Affiliate Agreement

Exhibit G      Form of Parent Affiliate Agreement

Exhibit H      Form of Unsecured Promissory Note

                         AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of July 13, 1999, among Onsale, a Delaware corporation ("Parent"), EO Corporation, a Washington corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Egghead.com, Inc., a Washington corporation ("Company").

                                   RECITALS

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Washington Law, Parent and Company intend to enter into a business combination transaction.

     B. The Merger (as defined in Section 1.1) is intended to be treated as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Code by way of Section 368(a)(2)(E). The Merger is intended to be treated as a "pooling of interests" for accounting and financial reporting purposes.

     C. The Board of Directors of Company: (i) has determined that the Merger (as defined in Section 1.1) is advisable and fair to, and in the best interests of, Company and its shareholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the shareholders of Company adopt and approve this Agreement and approve the Merger.

     D.   Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, Company shall execute and deliver a Company Option Agreement in favor of Parent in substantially the form attached hereto as Exhibit A (the "Company Option
                                             ---------
Agreement"). The Board of Directors of Company has approved the Company Option Agreement.

     E. Concurrently with the execution of this Agreement, and as a condition and inducement to Company's willingness to enter into this Agreement, Parent shall execute and deliver a Parent Option Agreement in favor of Company in substantially the form attached hereto as Exhibit B (the "Parent Option
                                          ---------
Agreement"). The Board of Directors of Parent has approved the Parent Option Agreement.

     F. The Board of Directors of Parent: (i) has determined that the Merger (as defined in Section 1.1) is advisable and fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and has approved an amendment to Parent's Certificate of Incorporation to change the name of Parent to "Egghead.com, Inc.," effective at the Effective Time, and to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated by this Agreement, subject to and upon consummation of the Merger, and (iii) has determined to recommend that the stockholders of Parent approve the issuance of the shares of Parent Common Stock pursuant to the Merger and approve an amendment to

Parent's Certificate of Incorporation to change the name of Parent to "Egghead.com, Inc.," effective at the Effective Time, and to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated by this Agreement, subject to and upon consummation of the Merger,

     G. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, the executive officers and directors of Company are entering into voting agreements in substantially the form attached hereto as Exhibit C (the "Company Voting
                                             ---------
Agreements").

     H. Concurrently with the execution of this Agreement, and as a condition and inducement to Company's willingness to enter into this Agreement, the directors, certain executive officers, and certain stockholders of Parent are entering into voting agreements in substantially the form attached hereto as Exhibit D (the "Parent Voting Agreements").
----------

     In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

                                   ARTICLE I
                                  THE MERGER

     1.1  The Merger.  At the Effective Time and subject to and upon the terms
          ----------
and conditions of this Agreement and the applicable provisions of Washington Law, Merger Sub shall be merged with and into Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2  Timing of the Merger.
          --------------------

          (a) Effective Time.  Subject to the provisions of this Agreement, the
              --------------
  parties hereto shall cause the Merger to be consummated by filing articles of merger, in such form as is required by the relevant provisions of Washington Law, with the Secretary of State of the State of Washington in accordance with the relevant provisions of Washington Law (the "Articles of Merger") (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Articles of Merger) being the "Effective Time") as soon as practicable on or after the Closing (as herein defined).

          (b) Closing.  The closing of the Merger (the "Closing") shall take
              -------
  place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California, as soon as practicable (but not more than two business days) after the satisfaction or waiver of each of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

     1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger
          --------------------
shall be as provided in this Agreement and the applicable provisions of Washington Law. Without limiting the generality of the foregoing, at the Effective Time all title to real estate and other property owned by Company and Merger Sub shall vest in the Surviving Corporation, and all liabilities of Company and Merger Sub shall become the liabilities of the Surviving Corporation.

          (a) Articles of Incorporation.  At the Effective Time, the Articles of
              -------------------------
  Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

          (b) Bylaws.  At the Effective Time, the Bylaws of the Company, as in
              ------
  effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

          (c) Directors and Officers of Surviving Corporation.  The initial
              -----------------------------------------------
  directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

     1.4  Effect on Capital Stock.  Subject to the terms and conditions of this
          -----------------------
Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holders of any of the following securities:

          (a) Conversion of Company Common Stock.  Each share of common stock,
              ----------------------------------
  par value $.01 per share, of Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.4(d), will be automatically converted (subject to Sections 1.4(c) and 1.4(f)) into the right to receive .565 (the "Exchange Ratio") of a share of common stock, par value $.001 per share, of Parent ("Parent Common Stock") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.5 (and in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required), in the manner provided in Section 1.5(f)).

          (b) Stock Options; Employee Stock Purchase Plans.  At the Effective
              --------------------------------------------
  Time, all options to purchase Company Common Stock then outstanding under Company's 1997 Nonofficer Employee Stock Option Plan, Company's Amended and Restated 1993 Stock Incentive Compensation Plan, the Company's 1986 Combined Incentive and Non-Qualified Stock Option Plan the Surplus Software, Inc., 1996 Stock Option Plan and the Company's Restated Nonemployee Director Stock Option Plan (collectively, the "Company Stock Option Plans") shall be assumed by Parent in accordance with Section 5.9 of this Agreement. Rights outstanding under Company's 1989 Employee Stock Purchase Plan (the "ESPP") shall be treated as set forth in Section 5.9 of this Agreement.

          (c) Fractional Shares.  No fraction of a share of Parent Common Stock
              -----------------
  will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall receive, upon surrender of such holder's Certificate(s)(as defined in Section 1.5(c)) from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing sale price of one share of Parent Common Stock for the ten most recent days that Parent Common Stock has traded ending with and including the trading day immediately prior to the Effective Time, as reported on the Nasdaq Stock Market.

          (d) Cancellation of Company-Owned and Parent-Owned Stock and Preferred
              ------------------------------------------------------------------
  Stock.  Each share of Company Common Stock held by Company or owned by Merger
  -----
  Sub, Parent or any direct or indirect wholly-owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof. Any shares of Preferred Stock of Company outstanding at the Effective Time shall be canceled and extinguished without any conversion thereof.

          (e) Capital Stock of Merger Sub.  Each share of Common Stock, par
              ---------------------------
  value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of the Common Stock of Merger Sub shall evidence ownership of such shares of capital stock of the Surviving Corporation.

          (f) Adjustments to Exchange Ratio.  The Exchange Ratio shall be
              -----------------------------
  adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

          (g) Restricted Stock.  If any shares of the Company Common Stock that
              ----------------
  are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares ("Company Restricted Stock") may be forfeited or repurchased by Company upon any termination of the shareholders' employment, directorship, consulting or other relationship with Company (and/or any affiliate of Company) under the terms of any restricted stock purchase agreement or other agreement with Company that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Merger, then the shares of Parent Common Stock issued upon the conversion of such shares of Company Common Stock in the Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Parent Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. A listing of the holders of Company Restricted Stock, together with the number of shares of Company Restricted Stock held by each, is set forth on Part 1.4(g) of the Company Disclosure Letter.

          (h) Dissenters' Rights of Company Shareholders.
              ------------------------------------------

              (i) Any shares of Company Common Stock held by a holder who dissents from the Merger in the manner provided under Washington Law and becomes entitled to obtain payment for the fair value of such shares of Common Stock pursuant to the applicable provisions of the Washington Law, shall herein be called "Dissenting Shares". Any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall not be converted into the Parent Common Stock pursuant to Section 1.4(a); provided, however,
                                                              --------  -------
     that Section 1.4(a) shall apply to shares of Company Common Stock held by a dissenting shareholder who subsequently withdraws his or her demand for payment in the manner provided under Washington Law, fails to comply fully with the requirements of applicable provisions of the Washington Law, or otherwise fails to establish the right of such shareholder to be paid the fair value of such shareholder's shares under Washington Law, in which event such shares shall be deemed to be converted into Parent Common Stock under Section 1.4(a). Shares of Company Common Stock acquired by the Surviving Corporation pursuant to such provisions of the Washington Law shall be canceled.

              (ii) Company shall give Merger Sub prompt notice upon receipt of any written objection to the Merger and demand for payment of the fair value of shares. Company agrees that prior to the Effective Time it will not, except with the prior written consent of Merger Sub, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment of the fair value of shares, and then, only to the extent so agreed to by Merger Sub in such writing.

     1.5  Surrender of Certificates.
          -------------------------

          (a) Exchange Agent.  Parent shall select a bank or trust company
              --------------
  reasonably acceptable to Company to act as the exchange agent (the "Exchange Agent") in the Merger.

          (b) Provision of Common Stock.  Promptly after the Effective Time,
              -------------------------
  Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to
  Section 1.4 in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.4(c) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.5(d) (such shares of Parent Common Stock and cash being referred to herein as the "Exchange Fund").

          (c) Exchange Procedures.  Promptly after the Effective Time, Parent
              -------------------
  shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates ("Certificates"), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.4, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the

  Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.4(c) and any dividends or other distributions pursuant to Section 1.5(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor, and the Exchange Agent shall deliver to the holders, certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.4(c) and any dividends or distributions payable pursuant to Section 1.5(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.4(c) and any dividends or distributions payable pursuant to Section 1.5(d). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article I.


          (d) Distributions With Respect to Unexchanged Shares. No dividends or
              ------------------------------------------------
  other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to
  Section 1.4(c) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

          (e) Transfers of Ownership.  If certificates representing shares of
              ----------------------
  Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

          (f) Lost, Stolen or Destroyed Certificates.  In the event that any
              --------------------------------------
  Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.4, cash for fractional shares, if any, as may be required pursuant to Section 1.4(c) and any dividends or distributions payable pursuant to Section 1.5(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          (g) No Further Ownership Rights in Company Common Stock. All shares of
              ---------------------------------------------------
  Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Sections 1.4(c) and 1.5(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, except as otherwise provided by law, they shall be canceled and exchanged as provided in this Article I, subject to
  Section 1.5(h).

          (h) Termination of Exchange Fund.  Any portion of the Exchange Fund
              ----------------------------
  which remains undistributed to the stockholders of Company for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any shareholders of Company who have not previously complied with Section 1.4(c) shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Notwithstanding anything herein to the contrary, except to the extent waived by Parent, any Certificate that is not properly submitted to the Exchange Agent (or Parent as provided in the preceding sequence) for exchange and cancellation within four years after the Effective Time (or immediately prior to such earlier date on which any shares of Parent Common Stock that was to be delivered to the holder of such Certificate, any dividends or distributions payable to the holder of such Certificate or any cash payable to the holder of such Certificate pursuant to this Article I, would otherwise escheat to or become the property of any Governmental Entity), shall no longer evidence ownership of or any right to receive shares of Parent Common Stock, all rights of the holder of such Certificate, with respect to the shares previously evidenced by such Certificate, shall cease.

          (i) No Liability.  Notwithstanding anything to the contrary in this
              ------------
  Section 1.5, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.6  Directors of Parent.
          -------------------

          (a) Parent shall take all actions necessary to cause the directors comprising the full Board of Directors of Parent at (or immediately after) the Effective Time (the "Parent Board") to be comprised of nine directors. Initially, four (4) of such directors shall be designated by Parent (the "Parent Designees"), four (4) of such directors shall be designated by Company (the "Company Designees") and one (1) of such directors shall be designated jointly by Parent and Company ("Joint Designee"). One of the Company Designees shall be George Orban, who shall be Chairman of the Board of Directors immediately after the Effective Time, unless he shall decline or be unable to so serve. Parent and Company hereby agree that they shall use all commercially reasonable efforts, and proceed in good faith, to agree on the identity of the Joint Designee. If, prior to the Effective Time, any of the Parent Designees or Company Designees or the Joint Designee shall decline or be unable to serve as a Parent Designee or an Company Designee or the Joint Designee, as the case may be, Parent (in the case of a Parent Designee) or Company (in the case of a Company Designee) or Parent and Company (in the case of the Joint Designee) shall designate another person to serve in such person's stead as Parent Designee, Company Designee or Joint Designee, as the case may be, which person shall be reasonably acceptable to the other party. If, prior to the Effective Time, Parent and Company are not able to agree on the identity of the Joint Designee, then such position shall be vacant at the Effective Time and shall be filled thereafter in accordance with Parent's Bylaws and Certificate of Incorporation. If so agreed by Parent Company, the Parent Board may be classified, if in which case, the Board members of each class will be mutually agreed by Parent and Company. In the absence of any such agreement, the Parent Board shall not be classified.

          (b) The foregoing directors of Parent shall hold their positions until their resignation or removal or the election or appointment of their successors in the manner provided by Parent's charter documents and applicable law.

          (c) Parent shall use all commercially reasonable efforts to cause each Parent Designee, Company Designee and the Joint Designee to be included in the slate of nominees recommended by Parent's Board of Directors to the stockholders of Parent at the next annual meeting of Parent's stockholders, subject to the right of each member of Parent's Board of Directors to act in such manner as he or she in good faith deems consistent with his or her fiduciary duties and subject to the right of each Parent Designee, each Company Designee and the Joint Designee to decline such nomination.

     1.7  Corporate Name of Parent.  Parent shall take all actions necessary to
          ------------------------
change its corporate name to Egghead.com, Inc., effective at the Effective Time.

     1.8  Tax and Accounting Consequences.
          -------------------------------

          (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

          (b) Neither Parent nor Merger Sub nor the Surviving Corporation will report the Merger or take any other action for tax purposes inconsistent with treatment of the Merger as a reorganization within the meaning of Section 368 of the Code, to the full extent permitted by the Code.

          (c) It is intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

     1.9  Taking of Necessary Action; Further Action.  If, at any time after the
          ------------------------------------------
Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Parent, Company and Merger Sub will take all such lawful and necessary or desirable action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

                                  ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     As of the date of this Agreement and as of the Closing Date, Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation delivered by Company to Parent dated as of the date hereof and certified by a duly authorized officer of Company (the "Company Disclosure Letter"), as follows:

     2.1  Organization and Good Standing.  Company and each of its subsidiaries
          ------------------------------
(a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (b) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (c) except as would not be material to Company, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

     2.2  Subsidiaries and Other Interests.  Other than the corporations
          --------------------------------
identified in Part 2.2 of the Company Disclosure Letter, neither Company nor any of the other corporations identified in Part 2.2 of the Company Disclosure Letter owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, except for passive investments in equity interests of public companies as part of the cash management program of Company. Neither Company nor any of its subsidiaries has agreed or is obligated to make, or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect under which it may become obligated to make any future investment in or capital contribution to any other entity. Neither Company, nor any of its subsidiaries, has, at any time, been a general partner of any general partnership, limited partnership or other entity. Part 2.2 of the Company Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Company's direct or indirect equity interest therein.

     2.3  Articles of Incorporation and Bylaws.  Company has delivered or made
          ------------------------------------
available to Parent a true and correct copy of: (a) the Articles of Incorporation and Bylaws of Company and similar governing instruments of each of its subsidiaries, each as amended to date and as in full force in effect; and
(b) Company's minute book containing all records of all proceedings, consents, actions and meetings during the past three years of the Company shareholders, Board of Directors and any committees of the Board of Directors. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent governing instruments.

     2.4  Authority.
          ---------

          (a) Company has all requisite corporate power and authority to enter into this Agreement and the Company Option Agreement and to consummate the transactions contemplated hereby and thereby, subject to approval by the shareholders of the Company. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by Company's shareholders and the filing of the Articles of Merger pursuant to Washington Law. A vote of the holders of outstanding shares of the Company Common Stock representing two-thirds of all votes entitled to be cast on the matter, is sufficient for Company's shareholders to approve and adopt this Agreement and approve the Merger. This Agreement and the Company Option Agreement have each been duly executed and delivered by Company and, assuming the due execution and delivery by Parent and Merger Sub, each constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity. The execution and delivery of this Agreement and the Company Option Agreement by Company does not, and the performance of this Agreement and the Company Option Agreement by Company will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Company or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Company's shareholders as contemplated in Section
  5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or Encumbrance on any of the material properties or assets of Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation, in each case that is material to Company, to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective assets are bound or affected. Part 2.4 of the Company Disclosure Letter list all consents, waivers and approvals under any of Company's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to Company, Parent or the Surviving Corporation as a result of the Merger.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Washington and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) the filing of the Proxy Statement/Prospectus (as defined in Section 2.19) with the SEC in accordance with the

  Exchange Act and the effectiveness of the Registration Statement (as defined in Section 2.20), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act, and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Company or Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     2.5  Company Capital Structure.
          -------------------------

          (a) Stock.  The authorized capital stock of Company consists of (i)
              -----
  50,000,000 shares of Company Common Stock, par value $.01 per share, of which there were 30,772,457 shares issued and outstanding as of July 13, 1999, and
  (ii) 16,569,848 shares of Preferred Stock, par value $.01 per share, of which no shares are issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Company or any agreement or document to which Company is a party or by which it is bound. As of the date of this Agreement, there are no shares of Company Common Stock held in treasury by Company. From and after the Effective Time, the shares of Parent Common Stock issued in exchange for any shares of Company Restricted Stock will, without any further act of Parent, Company or any other person, become subject to the restrictions, conditions and other provisions of such Company Restricted Stock, and Parent will automatically succeed to and become entitled to exercise Company's rights and remedies under such Company Restricted Stock.

          (b) Options and Warrants.  As of July 13, 1999, Company had reserved
              --------------------
  an aggregate of 4,341,358 shares of Company Common Stock for issuance pursuant to the Company Stock Option Plans (including shares subject to outstanding options). Stock options granted under the Company Stock Option Plans are collectively referred to in this Agreement as "Company Options." As of July 13, 1999, there were Company Options outstanding to purchase an aggregate of 3,440,237 shares of Company Common Stock pursuant to the Company Stock Option Plans. As of July 13, 1999, there were no warrants outstanding to purchase any shares of Company Common Stock. As of July 13, 1999, there were available an aggregate of 270,692 shares of Company Common Stock for issuance pursuant to Company's ESPP. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Part 2.5 of the Company Disclosure Letter lists for each person who held Company Options as of July 13, 1999: (i) the name of the holder of such option; (ii) the exercise price of such option; (iii) the number of shares as to which such option had vested at such date; (iv) the vesting schedule for such option; and (v) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement and the extent of acceleration, if any.

          (c) Compliance with Legal Requirements.  All outstanding shares of
              ----------------------------------
  Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance with (i) all applicable securities laws and, to the knowledge of Company, all other applicable Legal Requirements and (ii) all material requirements set forth in applicable agreements or instruments.

          (d) Vesting Acceleration.  Except as set forth in Part 2.5(d) of the
              --------------------
  Company Disclosure Letter, there are no commitments or agreements of any character to which Company is bound obligating Company to accelerate the vesting of any Company Options as a result of the Merger.

          (e) Option Records.  Company has made available to Parent accurate,
              --------------
  current and complete copies of the Company Option Plans and any other stock option plans pursuant to which Company has granted stock options that are currently outstanding, the form of all stock option agreements evidencing such options and the applicable vesting schedule for each such option.

     2.6  Obligations With Respect to Capital Stock.
          -----------------------------------------

          (a) Except as set forth in Part 2.6 of the Company Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.

          (b) Except for securities Company owns free and clear of all claims and Encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.

          (c) Except as set forth in Part 2.5 or Part 2.6 of the Company Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

          (d) Except as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Company is a party or by which it is bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

     2.7  SEC Filings; Company Financial Statements.
          -----------------------------------------

          (a) SEC Filings Generally.  Company has filed all forms, reports and
              ---------------------
  documents required to be filed by Company with the SEC since January 1, 1997 and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and
  (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Taken as a whole, the Company SEC Reports do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report. None of Company's subsidiaries is required to file any forms, reports or other documents with the SEC. All material agreements filed by Company as exhibits to Company SEC Reports were executed by all parties thereto and such agreements as displayed on the World Wide Web via the EDGAR Service conform to the agreements as so executed.

          (b) Publicly Reported Financial Statements.  Each of the consolidated
              --------------------------------------
  financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"), including each Company SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Company contained in Company SEC Reports as of April 3, 1999 is hereinafter referred to as the "Company Balance Sheet." Since the date of the Company Balance Sheet neither Company nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement. Without limiting the foregoing, Company's revenue recognition practices are in full conformance with all requirements of GAAP and all promulgations with respect to revenue recognition (including applicable documentation requirements) and there exists no fact (such as any side letters or oral understandings with customers regarding product return rights) that has not been disclosed to Company's auditors, which, if so disclosed, would cause such auditors to recommend or require that Company restate its financial statements to so conform. The reserves on the Company's financial statements for obsolete inventory and warranty returns conform to GAAP and, in the judgment of Company management, are adequate.

          (c) Interim Financial Statements.  Company has delivered to Parent
              ----------------------------
  copies of Company's unaudited consolidated balance sheet as of May 29, 1999 and income statement and statement of cash flows for the two months ended May 29, 1999. Such financial statements: (i) are in accordance with the books and records of Company; (ii) fairly present in all material respects Company's financial condition at the date therein indicated and the results of operations for the period therein indicated and the results of operations for the period therein specified; and (iii) have been prepared in accordance with GAAP applied on a consistent basis (except for the absence of any footnotes required by GAAP).

          (d) Amendments.  Company has heretofore furnished to Parent a complete
              ----------
  and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

     2.8  Absence of Certain Changes or Events.  Since the date of the Company
          ------------------------------------
  Balance Sheet there has not been:

          (a)  any Material Adverse Effect with respect to Company;

          (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;

          (c) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock;

          (d) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits to any of their officers or employees (except for increases in compensation to employees that are not officers or directors, in the ordinary course of business consistent with prior practice), or any payment by Company or any of its subsidiaries of any bonus to any of their officers or employees (except for payments made to non-officer employees in the ordinary course of business consistent with past practices), or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby;

          (e) any material change or alteration in the policy of Company relating to the granting of stock options to its employees and consultants;

          (f) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; or

          (g) any revaluation by Company of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business.

     2.9  Taxes.
          -----

          (a)  Definition of Taxes.  For the purposes of this Agreement, "Tax"
               -------------------
  or "Taxes" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group.

          (b)  Tax Returns and Audits.  In each case except as set forth in Part
               ----------------------
  2.9 of the Company Disclosure Letter:

               (i) Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by or on behalf of Company and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns;

               (ii) Company and each of its subsidiaries have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance

     Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld;

               (iii) Neither Company nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax;

               (iv) No audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination;

               (v) No adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof;

               (vi) Neither Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course;

               (vii) There is no contract, agreement, plan or arrangement to which Company is a party, including but not limited to the provisions of this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code; there is no contract, agreement, plan or arrangement to which Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code;

               (viii) Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
     Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company;

               (ix) Neither Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement among members of an affiliated group other than the affiliated group that includes the Company on the date immediately preceding the Closing Date;

               (x) Except as may be required as a result of the Merger, Company and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or

     Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing;

               (xi) Company has made available to Parent or its legal or accounting representatives copies of all foreign, federal and state income tax and all state sales and use tax Returns for Company and each of its subsidiaries filed for all open periods; and

               (xii) There are no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other Encumbrances of any sort (collectively, "Liens") on the assets of Company or any subsidiary relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

     2.10 Title to Properties; Absence of Liens and Encumbrances.
          ------------------------------------------------------

          (a) Company owns no real property interests except as set forth in
  Part 2.10 of the Company Disclosure Letter. Part 2.10 of the Company Disclosure Letter list all real property leases to which Company is a party and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against Company in an amount greater than $50,000. Other than the leaseholds created under the real property leases identified in Part 2.10 of the Company Disclosure Letter, Company and its subsidiaries own no interest in real property.

          (b) Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Company Financials and except for liens for taxes not yet due and payable and such Liens or other imperfections of title and Encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     2.11 Intellectual Property.  For the purposes of this Agreement, the
          ---------------------
following terms have the following definitions:

          "Intellectual Property" shall mean any or all of the following and all
           ---------------------
     rights in, arising out of; or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, Internet or World Wide Web URLs,

     Internet domain names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and
     (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

          "Company Intellectual Property" shall mean any Intellectual Property
           -----------------------------
     that is owned by, or exclusively licensed to, Company or one of its subsidiaries.

          "Registered Intellectual Property" means all United States,
           --------------------------------
     international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

          "Company Registered Intellectual Property" means all of the Registered
           ----------------------------------------
     Intellectual Property owned by, or filed in the name of, Company or one of its subsidiaries.

          (a) Good Title Generally.  Company or one of its subsidiaries owns and
              --------------------
  has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of Company Intellectual Property free and clear of any lien or Encumbrance (excluding licenses and related restrictions and restrictions imposed by law); and Company or one of its subsidiaries is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Company and its subsidiaries, including the sale of any Company-owned products or the provision of any services by Company and its subsidiaries. Company or one of its subsidiaries owns exclusively, and has good title to, all copyrighted works that are Company-owned products (excluding services provided), or which Company otherwise expressly purports to own. There are no royalties, honoraria, fees or other payments payable by Company to any person or entity by reason of the ownership, use, license, sale or disposition of the Company Intellectual Property.

          (b) Patent, Copyright, Trademark.  Part 2.11(b) of the Company
              ----------------------------
  Disclosure Letter sets forth all patents, patent applications, copyright registrations, copyright applications, trademark registrations and trademark applications pertaining to the Company Intellectual Property. Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

          (c) Trade Secrets.  Company and its subsidiaries have taken reasonable
              -------------
  steps to protect Company's and its subsidiaries' rights in Company's and such subsidiaries' confidential information and trade secrets that they wish to protect or any trade secrets or confidential information of third parties provided to Company or such subsidiaries, and, without limiting the foregoing, Company and its subsidiaries have and enforce a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and, to the knowledge of Company, all current and former employees and contractors of Company and its subsidiaries have executed such an agreement.

          (d) Domain Names and URLs.  Part 2.11(d) of the Company Disclosure
              ---------------------
  Letter sets forth a list of all Internet domain names and all Internet and World Wide Web URLs owned and used by Company in its business. Company and its subsidiaries have, and after the Effective Time the Surviving Corporation will have, a valid registration and all material rights (free of any material restriction) in and to all domain names and URLs used by them in their respective businesses including, without limitation, all rights necessary to continue to conduct Company's business as it is currently conducted under such names.

          (e) Third Party IP.  To the extent that any work, material or
              --------------
  invention has been developed or created by a third party for Company or any of its subsidiaries, Company or its subsidiaries, as the case may be, has a written agreement with such third party under all of its Intellectual Property with respect thereto and Company or its subsidiary thereby either (i) has obtained ownership of and is the exclusive owner of such work, material, or invention, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) under all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

          (f) Transfers of IP.  Part 2.11(f) of the Company Disclosure Letter
              ---------------
  lists all material contracts, licenses and agreements to which Company is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Company. Neither Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party.

          (g) No Infringement of Company IP.  To the knowledge of Company, no
              -----------------------------
  Company Intellectual Property or product or service of Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company, or which may affect the validity, use or enforceability of such Company Intellectual Property. To the knowledge of Company, no person has or is infringing or misappropriating any Company Intellectual Property.

          (h) Company Infringement of Third Party IP.  To the knowledge of
              --------------------------------------
  Company, the operation of the business of Company as such business currently is conducted, including

  Company's design, development, marketing and sale of the products or services of Company (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction. Company has not received notice from any third party that the operation of the business of Company or any act, product or service of Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

          (i) Effect of Merger.  Company has entered into or acquired all
              ----------------
  contracts, licenses, and agreements reasonably required to conduct Company's business as it is conducted as of the Closing Date. All material contracts, licenses and agreements relating to the Company Intellectual Property to which Company or any subsidiary is party or by which Company or any subsidiary is bound are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Company and each of its subsidiaries are in material compliance with, and have not materially breached any term of any of such contracts, licenses and agreements and, to the knowledge of Company and its subsidiaries, all other parties to such contracts, licenses and agreements are in compliance in all material respects with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's rights under such contracts, licenses and agreements to the same extent Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay.

          (j) Year 2000.  Company has taken reasonable steps to ensure that its
              ---------
  systems and technology will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the systems and technology record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"). Company has taken reasonable steps to ensure that its systems, services and technology will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000. Except as set forth on Part 2.11(j) of the Company Disclosure Letter, all of Company's and its subsidiaries' internal computer and technology systems and services which are critical to the operation of its business are Year 2000 Compliant. Except as set forth on Part 2.11(j) of the Company Disclosure Letter, the Company Intellectual Property owned by the Company or any subsidiary is Year 2000 Compliant. Company has no knowledge that any Company Intellectual Property licensed by Company or any subsidiary is not Year 2000 Compliant. Neither the Company Intellectual Property owned by the Company or any subsidiary nor any service of Company or any subsidiary contains any significant defect in connection with processing data containing dates in leap years or in the year 2000 or any preceding or following years.

     2.12 Compliance with Laws; Permits; Restrictions.
          -------------------------------------------

          (a) Neither Company nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause Company to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to Company's knowledge, has been threatened in a writing delivered to Company against Company or any of its subsidiaries, nor, to Company's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Company or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its subsidiaries, any acquisition of material property by Company or any of its subsidiaries or the conduct of business by Company as currently conducted.

          (b) Company and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to and required for the operation of the business of Company as currently conducted (collectively, the "Company Permits"). Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits.

     2.13 Litigation.  There are no claims, suits, actions or proceedings
          ----------
pending or, to the knowledge of Company, threatened against, relating to or affecting Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to Company or to the Surviving Corporation following the Merger or have a material adverse effect on the ability of the parties hereto to consummate the Merger. No Governmental Entity has at any time challenged or questioned in a writing delivered to Company the legal right of Company to design, offer or sell any of its products or services in the present manner or style thereof. As of the date hereof, to the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Company to seek indemnification from Company.

     2.14 Employee Benefit Plans.
          ----------------------

          (a)  Definitions.  With the exception of the definitions of
               -----------
  "Affiliate," "Employee" and "Employee Agreement" set forth in Section 2.14(a)(i), (v) and (vi) below (which definition shall apply only to this Section 2.14), for purposes of this Agreement, the following terms shall have the meanings set forth below:

               (i) "Affiliate" shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

               (ii) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee;

               (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

               (iv)   "DOL" shall mean the Department of Labor;

               (v) "Employee" shall mean any current, former, or retired employee, officer, or director of Company or any Affiliate;

               (vi) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Company or any Affiliate and any Employee or consultant;

               (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

               (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

               (ix) "International Employee Plan" shall mean each Company Employee Plan that has been adopted or maintained by Company, whether informally or formally, for the benefit of Employees outside the United States;

               (x)    "IRS" shall mean the Internal Revenue Service;

               (xi) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

               (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

               (xiii) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

          (b)  List of Plans and Agreements. Part 2.14 of the Company Disclosure
               ----------------------------
  Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

          (c)  Documents.  Except as set forth in Part 2.14 of the Company
               ---------
  Disclosure Letter, Company has provided to Parent: (i) correct and complete copies of each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan;
  (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all written communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company; (ix) all COBRA forms and related notices currently in use; and (x) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

          (d)  Employee Plan Compliance. Except as set forth in Part 2.14 of the
               ------------------------
  Company Disclosure Letter, (i) Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of; and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan;
  (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under
  Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

          (e) Pension Plans.  Company does not now, nor has it ever, maintained,
              -------------
  established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

          (f) Multiemployer Plans.  At no time has Company contributed to or
              -------------------
  been requested to contribute to any Multiemployer Plan.

          (g) No Post-Employment Obligations.  No Company Employee Plan
              ------------------------------
  provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

          (h) COBRA; FMLA.  Neither Company nor, to Company's knowledge, any
              -----------
  Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, any material requirements of FMLA or any material provisions of any similar provisions of state law applicable to its Employees.

          (i) All contributions due from the Company and any Affiliate with respect to any of the Company Employee Plans have been made or accrued on the Company Balance Sheet or arose after the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.

          (j)  Effect of Transaction.
               ---------------------

               (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan or Employee Agreement, or a related trust or loan, that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

               (ii) No payment or benefit which will or may be made by Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

          (k)  Employment Matters. Company and each of its subsidiaries: (i) is
               ------------------
  in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) has properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws; (iv) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to Company's knowledge, threatened or reasonably anticipated claims or actions against Company under any worker's compensation policy or long-term disability policy. To Company's knowledge, no Employee of Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by Company or disclosing to Company or using trade secrets or proprietary information of any other person or entity.

          (l)  Labor.  No work stoppage or labor strike against Company is
               -----
  pending, threatened or reasonably anticipated. Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company. All Company employees are legally permitted to be employed by Company in the United States of America.

     2.15 Environmental Matters.
          ---------------------

          (a) Hazardous Material.  Except as would not result in material
              ------------------
  liability to Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "Hazardous Material") are present, as a result of the actions of Company or any of its subsidiaries or any affiliate of Company, or, to Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

          (b) Hazardous Materials Activities.  Except as would not result in a
              ------------------------------
  material liability to Company (in any individual case or in the aggregate) (i) neither Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Company nor any of its subsidiaries has disposed of; transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) Permits.  Company and its subsidiaries currently hold all
              -------
  environmental approvals, permits, licenses, clearances and consents (the "Company Environmental Permits") material to and necessary for the conduct of Company's and its subsidiaries' Hazardous Material Activities and other businesses of Company and its subsidiaries as such activities and businesses are currently being conducted.

          (d) Environmental Liabilities.  No action, proceeding, revocation
              -------------------------
  proceeding, amendment procedure, writ or injunction is pending, and to Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Company or any of its subsidiaries in a writing delivered to Company concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Company or any of its subsidiaries. Company is not aware of any fact or circumstance which could involve Company or any of its subsidiaries in any environmental litigation or impose upon Company any material environmental liability.

     2.16 Agreements, Contracts and Commitments.  Except as otherwise set forth
          -------------------------------------
in Part 2.16 of the Company Disclosure Letter, neither Company nor any of its subsidiaries is a party to or is bound by:

          (a) any employment agreement, contract or commitment with any employee or member of Company's Board of Directors, other than those that are terminable by Company or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Company's or any of its subsidiaries' ability to terminate employees at will, or any consulting agreement;

          (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c) any agreement of indemnification, any guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, or otherwise;

          (d) any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit Company's or any of its subsidiaries' freedom to compete in any line of business or in any geographic area or which would so limit Company or Surviving Corporation or any of its subsidiaries or any employees of any thereof after the Effective Time or granting any exclusive distribution or other exclusive rights;

          (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

          (f) any licensing, distribution, sponsorship, advertising, merchant program or other similar agreement to which Company or one of its subsidiaries is a party which (i) may not be canceled by Company or its subsidiaries, as the case may be, without penalty upon notice of 30 days or less, and (ii) which provides for payments by or to Company or its subsidiaries in an amount in excess of $100,000 over the term of the agreement or which is (or could reasonably be expected to become) material to Company;

          (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology; or

          (h) any other agreement, contract or commitment currently in effect that is material to Company's business as presently conducted and proposed to be conducted.

     Neither Company nor any of its subsidiaries, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Disclosure Letter pursuant to clauses (a) through (h) above or pursuant to Section 2.11 hereof or are required to be filed with any Company SEC Report (any such agreement, contract or commitment, a "Company Contract") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     The agreements set forth in Part 2.16(i) of the Company Disclosure Letter have, to Company's knowledge, been executed by each party thereto in the form provided to Parent.

     2.17 Change of Control Payments.  Part 2.17 of the Company Disclosure
          --------------------------
Letter set forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers and directors of Company as a result of or in connection with the Merger.

     2.18 Insurance.  Company and each of its subsidiaries have policies of
          ---------
insurance and bonds of the type and in amounts customarily carried by persons conducting business or owing assets similar to those of Company and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

     2.19 Customers and Suppliers.
          -----------------------

          (a) Customers.  Neither Company nor any of its subsidiaries has
              ---------
  received any notice or other communication (in writing or otherwise), or received any other information, indicating that customers representing a material portion of Company's and its subsidiaries' revenues may cease dealing with Company or its subsidiaries or may otherwise reduce the volume of business transacted by such person or entity with Company and its subsidiaries below historical levels.

          (b) Accounts Receivable.  Part 2.19 of the Company Disclosure Letter
              -------------------
  provides an accurate and complete breakdown and aging of the accounts receivable and notes receivable of each customer of Company and its subsidiaries and a list of all other receivables of Company and its subsidiaries as of July 3, 1999, categorized by period of aging (30, 60, 90 or 120 more days).

          (c) Suppliers. As of the date of this Agreement, no material supplier
              ---------
  of Company has indicated that it will stop or materially decrease the rate of supplying materials, products or services to Company.

     2.20 Disclosure.  The information supplied by Company for inclusion in the
          ----------
Form S-4 (or any similar successor form thereto) Registration Statement to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (the "Registration Statement") shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Company for inclusion in the proxy statement/prospectus to be sent to the shareholders of Company in connection with the meeting of Company's shareholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "Company Shareholders' Meeting") and the meeting of Parent's stockholders to consider the approval of the issuance of the shares of Parent Common Stock pursuant to the Merger and an amendment to Parent's Certificate of Incorporation to change the name of Parent to "Egghead.com, Inc.," effective at the Effective Time, and to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated hereby, subject to and upon consummation of the Merger (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") shall not, on the date the Proxy Statement/Prospectus is mailed to Company's shareholders, at the time of the Company Shareholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders' Meeting which has become false or misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

     2.21 Board Approval.  The Board of Directors of Company has, as of the date
          --------------
of this Agreement, determined (i) that the Merger is advisable and fair to, and in the best interests of

Company and its shareholders, and (ii) to recommend that the shareholders of Company approve and adopt this Agreement and approve the Merger.

     2.22 Fairness Opinion. Company's Board of Directors has received a written
          ----------------
opinion from its financial advisor, Hambrecht & Quist LLC, dated as of the date hereof, to the effect that the consideration to be received by Company's shareholders in connection with the Merger is fair to Company's shareholders from a financial point of view, and has delivered to Parent a copy of such opinion.

     2.23 Brokers' and Finders' Fees.  Except for fees payable to Hambrecht &
          --------------------------
Quist LLC, pursuant to an engagement letter dated June 30, 1999, a copy of which has been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.24 Merger Statutes.  Except for Chapter 23B.11 of the Washington Business
          ---------------
Corporation Act, no Washington statute or regulation restricting or governing mergers or business combinations applies to the Merger, this Agreement, or any of the transactions contemplated by this Agreement.

     2.25 Affiliates.  Part 2.25 of the Company Disclosure Letter is a complete
          ----------
list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act (each, a "Company Affiliate"). Except as set forth in the Company SEC Reports, since the date of Company's last proxy statement filed with the SEC, no event has occurred as of the date of this Agreement that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     2.26 Pooling of Interests.  To the knowledge of Company, based on
          --------------------
consultation with its independent accountants, neither Company nor any of its directors, officers, affiliates or shareholders has taken or agreed to take any action which would preclude Parent's ability to account for the Merger as a pooling of interests.

     2.27 No Existing Discussions.  As of the date hereof, Company is not
          -----------------------
engaged, directly or indirectly, in any discussion or negotiations with any other party with respect to any Company Acquisition Proposal (as defined in Section 5.5(a)).

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     As of the date of this Agreement and as of the Closing Date, Parent and Merger Sub represent and warrant to Company, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation delivered by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "Parent Disclosure Letter"), as follows:

     3.1  Organization and Good Standing.  Parent and each of its subsidiaries
          ------------------------------
(including Merger Sub) (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized;
(ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and
(iii) except as would not be material to Parent, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

     3.2  Subsidiaries and Other Interests.  Other than the corporations
          --------------------------------
identified in Part 3.2 of the Parent Disclosure Letter, neither Parent nor any of the other corporations identified in Part 3.2 of the Parent Disclosure Letter owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, except for passive investments in equity interests of public companies as part of the cash management program of Parent. Neither Parent nor any of its subsidiaries has agreed or is obligated to make, or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect under which it may become obligated to make any future investment in or capital contribution to any other entity. Neither Parent, nor any of its subsidiaries, has, at any time, been a general partner of any general partnership, limited partnership or other entity. Part 3.2 of the Parent Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Parent's direct or indirect equity interest therein.

     3.3  Certificate of Incorporation and Bylaws.  Parent has delivered or made
          ---------------------------------------
available to Company a true and correct copy of: (a) the Certificate of Incorporation and Bylaws of Parent and similar governing instruments of each of its subsidiaries, each as amended to date and as in full force in effect; and
(b) Parent's minute book containing all records of all proceedings, consents, actions and meetings during the past three years of the Parent stockholders, Board of Directors and any committees of the Board of Directors. Parent's Certificate of Incorporation and Bylaws delivered and each such instrument is in full force and effect. Neither Parent nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

     3.4  Authority.
          ---------

          (a) Parent has all requisite corporate power and authority to enter into this Agreement and the Parent Option Agreement and to consummate the transactions contemplated hereby and thereby, subject to the approval by the stockholders of Parent of the issuance of the shares of Parent Common Stock pursuant to the Merger and an amendment to Parent's Certificate of Incorporation to change the name of Parent to "Egghead.com, Inc.," effective immediately following the Effective Time, and to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated hereby. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the filing of the Articles of Merger pursuant to Washington Law. A vote of holders of a majority of the outstanding shares of the Parent Common Stock is sufficient for Parent's stockholders to approve an amendment to Parent's Certificate of Incorporation to change the name of Parent to "Egghead.com, Inc.," effective at the Effective Time and to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated by this Agreement, and to approve the issuance of the shares of Parent Common Stock pursuant to the Merger. Parent, as the sole stockholder of Merger Sub, has acted by written consent to approve the Merger and the adoption of this Agreement by Merger Sub, which consent Parent and Merger Sub represent and warrant constitutes the requisite approval of the Merger and this Agreement by Merger Sub. This Agreement and the Parent Option Agreement have each been duly executed and delivered by Parent and this Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by Company, each constitutes the valid and binding obligations of Parent and, in the case of this Agreement, Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity. The execution and delivery of this Agreement and the Parent Option Agreement by Parent and the execution and delivery of this Agreement by Merger Sub do not, and the performance of this Agreement and the Parent Option Agreement by Parent and the performance of this Agreement by Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) subject to compliance with the requirements set forth in
  Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of; or result in the creation of a material lien or Encumbrance on any of the material properties or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, in each case that is material to Parent, to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or affected. Part 3.4 of the Parent Disclosure Letter list all consents, waivers and approvals under any of Parent's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to Parent or the Surviving Corporation as a result of the Merger.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Washington, (ii) the filing of the Registration Statement and the Proxy Statement/Prospectus with the SEC in accordance with the Securities Act and the Exchange Act, and the effectiveness of the Registration Statement, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or Company or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     3.5  Parent and Merger Sub Capital Structure.
          ---------------------------------------

          (a)  Stock.  The authorized capital stock of Parent consists of (i)
               -----
  thirty million (30,000,000) shares of Parent Common Stock, par value $.001 per share, of which there were 19,603,467 shares issued and outstanding as of July 13, 1999, and (ii) two million (2,000,000) shares of Preferred Stock, par value $.001 per share, of which no shares are issued or outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it is bound. As of the date of this Agreement, there are no shares of Parent Common Stock held in treasury by Parent.

          (b)  Options and Warrants. As of July 13, 1999, Parent had reserved an
               --------------------
  aggregate of 5,691,610 shares of Parent Common Stock for issuance pursuant to Parent's 1995 Equity Incentive Plan (including shares subject to outstanding options) and 589,723 shares of Parent Common Stock for issuance pursuant to Parent's 1996 Employee Stock Purchase Plan. As of July 13, 1999, there were options outstanding to purchase an aggregate of 2,959,388 shares of Parent Common Stock pursuant to Parent's 1995 Equity Incentive Plan ("Parent Options") and purchase rights outstanding to purchase no more than an aggregate of 144,696 shares of Parent Common Stock pursuant to Parent's 1996 Employee Stock Purchase Plan. As of July 13, 1999, there were no warrants outstanding to purchase shares of Parent Common Stock. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Part
  3.5 of the Parent Disclosure Letter list for each person who held Parent Options as of July 13, 1999: (i) the name of the holder of such option; (ii) the exercise price of such option; (iii) the number of shares as to which such option had vested at such date; (iv) the vesting schedule for such option; and
  (v) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement and the extent of acceleration, if any.

          (c) Merger Sub.  The authorized capital stock of Merger Sub consists
              ----------
  of 1,000 shares of common stock, $0.01 par value, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All of the outstanding shares of Merger Sub's common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

          (d) Due Issuance.  The Parent Common Stock to be issued in the Merger,
              ------------
  when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.

          (e) Legal Compliance.  All outstanding shares of Parent Common Stock,
              ----------------
  all outstanding Parent Options, and all outstanding shares of capital stock of each subsidiary of Parent have been issued and granted in compliance with (i) all applicable securities laws and, to the knowledge of Parent, all other applicable Legal Requirements and (ii) all material requirements set forth in applicable agreements or instruments.

          (f) Vesting Acceleration.  There are no commitments or agreements of
              --------------------
  any character to which Parent is bound obligating Parent to accelerate the vesting of any Parent Options as a result of the Merger.

          (g) Option Records.  Parent has made available to Company accurate,
              --------------
  current and complete copies of the Parent Option Plans and any other stock option plans pursuant to which Parent has granted stock options that are currently outstanding, the form of all stock option agreements evidencing such options and the applicable vesting schedule for each such option.

     3.6  Obligations With Respect to Capital Stock.
          -----------------------------------------

          (a) Except as set forth in Part 3.6 of the Parent Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of Parent equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.

          (b) Except for securities Parent owns free and clear of all claims and Encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Parent that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.

          (c) Except as set forth in Part 3.5 or Part 3.6 of the Parent Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

          (d) Except as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Parent is a party or by which it is bound with respect to any equity security of any class of Parent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of Parent will not be entitled to dissenters' or appraisal rights under applicable state law in connection with the Merger.

     3.7  SEC Filings; Parent Financial Statements.
          ----------------------------------------

          (a) SEC Filings Generally.  Parent has filed all forms, reports and
              ---------------------
  documents required to be filed by Parent with the SEC since January 1, 1997, and has made available to Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "Parent SEC Reports." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Parent SEC Report. Taken as a whole, the Parent SEC Reports do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Parent SEC Report. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC. All material agreements filed by Parent as exhibits to the Parent SEC Reports were executed by all parties thereto and such agreements as displayed on the World Wide Web via the EDGAR Service conform to the agreements as so executed.

          (b) Publicly Reported Financial Statements. Each of the consolidated
              --------------------------------------
  financial statements (including, in each case, any related notes thereto) contained in the Parent SEC

  Reports (the "Parent Financials"), including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Parent contained in Parent SEC Reports as of March 31, 1999 is hereinafter referred to as the "Parent Balance Sheet." Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet neither Parent nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement. Without limiting the foregoing, the Parent's revenue recognition practices are in full conformance with all requirements of GAAP and all promulgations with respect to revenue recognition (including applicable documentation requirements) and there exists no fact (such as any side letters or oral understandings with customers regarding product return rights) that has not been disclosed to Parent's auditors, which if so disclosed, would cause such auditors to recommend or require that the Parent restate its financial statements to so conform. The reserves on the Parent's financial statements for obsolete inventory and warranty returns conform to GAAP and, in the judgment of Company management, are adequate.

          (c) Interim Financial Statements.  Parent has delivered to Company
              ----------------------------
  copies of Parent's unaudited consolidated balance sheet as of May 31, 1999 and income statement and statement of cash flows for the five months ended May 31, 1999. Such financial statements: (i) are in accordance with the books and records of Parent; (ii) fairly present in all material respects Parent's financial condition at the date therein indicated and the results of operations for the period therein indicated and the results of operations for the period therein specified; and (iii) have been prepared in accordance with GAAP applied on a consistent basis (except for the absence of any footnotes required by GAAP).

          (d) Amendments.  Parent has heretofore furnished to Company a complete
              ----------
  and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

          3.8 Absence of Certain Changes or Events.  Since the date of the
              ------------------------------------
Parent Balance Sheet there has not been: (a) any Material Adverse Effect with respect to Parent, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (c) any granting by Parent or any of its subsidiaries of any increase in compensation or fringe benefits to any of their officers or employees (except for increases in compensation to employees (such increases not to exceed 15% in the case of officers) in the ordinary course of business consistent with prior practice), or any payment by Parent or any of its subsidiaries of any bonus to any of their officers or employees (other than in the ordinary course of business consistent with past practices), or any granting by Parent or any of its subsidiaries of any increase in severance or termination pay or any entry by Parent or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby; (d) any material change or alteration in the policy of Parent relating to the granting of stock options to its employees and consultants; (e) any split, combination or reclassification of any of Parent's or any of its subsidiaries' capital stock, (f) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (g) any revaluation by Parent of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business.

     3.9  Taxes.  In each case except as set forth in Part 3.9 of the Parent
          -----
Disclosure Letter:

          (a) Parent and each of its subsidiaries have timely filed all federal, state, local and foreign Returns relating to Taxes required to be filed by or on behalf of Parent and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and Parent and each of its subsidiaries have paid all Taxes shown to be due on such Returns;

          (b) Parent and each of its subsidiaries have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to FICA, Taxes pursuant to FUTA and other Taxes required to be withheld;

          (c) Neither Parent nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries, nor has Parent or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax;

          (d) No audit or other examination of any Return of Parent or any of its subsidiaries by any Tax authority is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination;

          (e) No adjustment relating to any Returns filed by Parent or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Parent or any of its subsidiaries or any representative thereof;

          (f) Neither Parent nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Parent Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the date of the Parent Balance Sheet in connection with the operation of the business of Parent and its subsidiaries in the ordinary course;

          (g) There is no contract, agreement, plan or arrangement to which Parent is a party, including but not limited to the provisions of this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Parent or any of its subsidiaries that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code; there is no contract, agreement, plan or arrangement to which Parent is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code;

          (h) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent;

          (i) Neither Parent nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement among members of an affiliated group other than the affiliated group that includes Parent on the date immediately preceding the Closing Date;

          (j) Except as may be required as a result of the Merger, Parent and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing;

          (k) Parent has made available to Company or its legal or accounting representatives copies of all foreign, federal and state income tax and all state sales and use tax Returns for Parent and each of its subsidiaries filed for all open periods; and

          (l) There are no Liens on the assets of Parent or any subsidiary relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

     3.10 Title to Properties; Absence of Liens and Encumbrances.
          ------------------------------------------------------

          (a) All real property leases to which Parent is a party and each amendment thereto that is in effect as of the date of this Agreement are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against Parent in an amount greater than $50,000.

          (b) Parent has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Parent Financials and except for liens for taxes not yet due and payable and such Liens or other imperfections of title and Encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     3.11 Intellectual Property.  For the purposes of this Agreement, the
          ---------------------
following terms have the following definitions:

          "Parent Intellectual Property" shall mean any Intellectual Property
           ----------------------------
     that is owned by, or exclusively licensed to, Parent or one of its subsidiaries.

          "Parent Registered Intellectual Property" means all of the Registered
           ---------------------------------------
     Intellectual Property owned by, or filed in the name of, Parent or one of its subsidiaries.

          (a) Good Title Generally.  Parent or one of its subsidiaries owns and
              --------------------
  has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of Parent Intellectual Property free and clear of any lien or Encumbrance (excluding licenses and related restrictions and restrictions imposed by law); and Parent or one of its subsidiaries is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Parent and its subsidiaries, including the sale of any Parent-owned products or the provision of any services by Parent and its subsidiaries. Parent or one of its subsidiaries owns exclusively, and has good title to, all copyrighted works that are Parent-owned products (excluding services provided), or which Parent otherwise expressly purports to own.
  There are no royalties, honoraria, fees or other payments payable by Parent to any person or entity by reason of the ownership, use, license, sale or disposition of the Parent Intellectual Property.

          (b) Patent, Copyright, Trademark.  Each material item of Parent
              ----------------------------
  Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Parent Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

          (c) Trade Secrets.  Parent and its subsidiaries have taken reasonable
              -------------
  steps to protect Parent's and its subsidiaries' rights in Parent's and such subsidiaries' confidential information and trade secrets that they wish to protect or any trade secrets or confidential information of third parties provided to Parent or such subsidiaries, and, without limiting the foregoing, Parent and its subsidiaries have and enforce a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent, to the knowledge of Parent, and except as disclosed in
  Part 3.8(c) of the Parent Disclosure Letter, all current and former employees and contractors of Parent and its subsidiaries have executed such an agreement.

          (d) Domain Names and URLs.  Part 3.11(d) of the Parent Disclosure
              ---------------------
  Letter sets forth a list of all Internet domain names and all Internet and World Wide Web URLs owned and used by Parent in its business. Parent and its subsidiaries have, and after the Effective Time will have, a valid registration and all material rights (free of any material restriction) in and to all domain names and URLs used by them in their respective businesses including, without limitation, all rights necessary to continue to conduct Parent's business as it is currently conducted under such names.

          (e) Third Party IP.  To the extent that any work, material or
              --------------
  invention has been developed or created by a third party for Parent or any of its subsidiaries, Parent or its subsidiaries, as the case may be, has a written agreement with such third party under all of its Intellectual Property with respect thereto and Parent or its subsidiary thereby either (i) has obtained ownership of and is the exclusive owner of such work, material, or invention, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) under all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

          (f) Transfers of IP.  Part 3.11(f) of the Parent Disclosure Letter
              ---------------
  lists all material contracts, licenses and agreements to which Parent is a party (i) with respect to Parent Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or
  (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Parent. Neither Parent nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Parent Intellectual Property, to any third party.

          (g) No Infringement of Parent IP.  To the knowledge of Parent, no
              ----------------------------
  Parent Intellectual Property or product or service of Parent is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Parent, or which may affect the validity, use or enforceability of such Parent Intellectual Property. To the knowledge of Parent, no person has infringed or misappropriated or is infringing or misappropriating any Parent Intellectual Property.

          (h) Parent Infringement of Third Party IP.  To the knowledge of
              -------------------------------------
  Parent, the operation of the business of Parent as such business currently is conducted, including Parent's design, development, marketing and sale of the products or services of Parent

  (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction. Parent has not received notice from any third party that the operation of the business of Parent or any act, product or service of Parent, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

          (i) Effect of Merger.  Parent has entered into or acquired all
              ----------------
  contracts, licenses, and agreements reasonably required to conduct Parent's business as it is conducted as of the Closing Date. All material contracts, licenses and agreements relating to the Parent Intellectual Property to which Parent or any subsidiary is party or by which Parent or any subsidiary is bound are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Parent and each of its subsidiaries are in material compliance with, and have not materially breached any term of any of such contracts, licenses and agreements and, to the knowledge of Parent and its subsidiaries, all other parties to such contracts, licenses and agreements are in compliance in all material respects with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, Parent will be permitted to exercise all of Parent's rights under such contracts, licenses and agreements to the same extent Parent would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Parent would otherwise be required to pay.

          (j) Year 2000.  Parent has taken reasonable steps to ensure that its
              ---------
  systems and technology will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the systems and technology record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"). Parent has taken reasonable steps to ensure that its systems, services and technology will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000. Except as set forth on Part 3.11(j) of the Parent Disclosure Letter, all of Parent's and its subsidiaries' internal computer and technology, systems and services which are critical to the operation of its business are Year 2000 Compliant. Parent has no knowledge that any Parent Intellectual Property licensed by Parent or any subsidiary is not Year 2000 Compliant. Except as set forth on Part 3.11(j) of the Parent Disclosure Letter, all of the Parent Intellectual Property owned by Parent or any subsidiary is Year 2000 Compliant. Neither the Parent Intellectual Property owned by Parent, nor to Parent's knowledge the Parent Intellectual Property licensed by Parent or any subsidiary, nor any service of Parent or any subsidiary contains any significant defect in connection with processing data containing dates in leap years or in the year 2000 or any preceding or following years.

     3.12 Compliance with Laws; Permits; Restrictions.
          -------------------------------------------

          (a) Neither Parent nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause Parent to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to Parent's knowledge, has been threatened in a writing delivered to Parent against Parent or any of its subsidiaries, nor, to Parent's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Parent or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of material property by Parent or any of its subsidiaries or the conduct of business by Parent as currently conducted.

          (b) Parent and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to and required for the operation of the business of Parent as currently conducted (collectively, the "Parent Permits"). Parent and its subsidiaries are in compliance in all material respects with the terms of the Parent Permits.

     3.13 Litigation.  There are no claims, suits, actions or proceedings
          ----------
pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger. No Governmental Entity has at any time challenged or questioned in a writing delivered to Parent the legal right of Parent to design, offer or sell any of its products or services in the present manner or style thereof. As of the date hereof, to the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Parent to seek indemnification from Parent.

     3.14 Employee Benefit Plans.
          ----------------------

          (a) Definitions.  With the exception of the definition of "Parent
              -----------
  Affiliate" set forth in Section 3.14(a)(i) below (which definition shall apply only to this Section 3.14), for purposes of this Agreement, the following terms shall have the meanings set forth below:

               (i) "Parent Affiliate" shall mean any other person or entity under common control with Parent within the meaning of Section 414(b), (c),
     (m) or (o) of the Code and the regulations issued thereunder;

               (ii) "Parent Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Parent or any Parent Affiliate for the benefit of any Employee;

               (iii) "Employee" for purposes of this Section 3.14 only shall mean any current, former, or retired employee, officer, or director of Parent or any Parent Affiliate;

               (iv) "Parent Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Parent or any Affiliate and any Employee or consultant;

               (v) "International Parent Employee Plan" shall mean each Parent Employee Plan that has been adopted or maintained by Parent, whether informally or formally, for the benefit of Employees outside the United States;

               (vi) "Parent Multiemployer Plan" shall mean any "Parent Pension Plan" (as defined below) which is a "multiemployer plan," as defined in
     Section 3(37) of ERISA;

               (vii) "Parent Pension Plan" shall mean each Parent Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

          (b)  List of Plans and Agreements.  Part 3.14 of the Parent Disclosure
               ----------------------------
  Letter contains an accurate and complete list of each Parent Employee Plan and each Parent Employee Agreement. Parent does not have any plan or commitment to establish any new Parent Employee Plan, to modify any Parent Employee Plan or Parent Employee Agreement (except to the extent required by law or to conform any such Parent Employee Plan or Parent Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Parent Employee Plan or Parent Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

          (c)  Documents.  Parent has provided to Company:  (i) correct and
               ---------
  complete copies of each Parent Employee Plan and each Parent Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Parent Employee Plan; (iii) the three
  (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Parent Employee Plan or related trust; (iv) if the Parent Employee Plan is funded, the most recent annual and periodic accounting of Parent Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Parent Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Parent Employee Plans; (vii) all material written agreements and contracts relating to each Parent Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Parent Employee Plan and any proposed Parent Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Parent; (ix) all COBRA forms and related notices currently in use; and (x) all registration statements and prospectuses prepared in connection with each Parent Employee Plan.

          (d) Employee Plan Compliance.  (i) Parent has performed in all
              ------------------------
  material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Parent Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Parent, threatened or reasonably anticipated (other than routine claims for benefits) against any Parent Employee Plan or against the assets of any Parent Employee Plan; (v) each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Parent or any of its Parent Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Parent, threatened by the IRS or DOL with respect to any Parent Employee Plan; and (vii) neither Parent nor any Parent Affiliate is subject to any penalty or tax with respect to any Parent Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

          (e)  Pension Plans.  Parent does not now, nor has it ever, maintained,
               -------------
  established, sponsored, participated in, or contributed to, any Parent Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

          (f)  Multiemployer Plans.  At no time has Parent contributed to or
               -------------------
  been requested to contribute to any Parent Multiemployer Plan.

          (g)  No Post-Employment Obligations.  No Parent Employee Plan
               ------------------------------
  provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Parent has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

          (h)  COBRA; FMLA.  Neither Parent nor, to Parent's knowledge, any
               -----------
  Parent Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, any material requirements of FMLA or any similar material provisions of state law applicable to its Employees.

          (i) All contributions due from the Parent and any Affiliate with respect to any of the Parent Employee Plans have been made or accrued on the Parent Balance Sheet or arose after the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices.

          (j)  Effect of Transaction.
               ---------------------

               (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Employee Plan, Parent Employee Agreement, or related trust or loan, that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

               (ii) No payment or benefit which will or may be made by Parent or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

          (k)  Employment Matters.  Parent and each of its subsidiaries:  (i) is
               ------------------
  in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) has properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws; (iv) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to Parent's knowledge, threatened or reasonably anticipated claims or actions against Parent under any worker's compensation policy or long-term disability policy. To Parent's knowledge, no Employee of Parent has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by Parent or disclosing to Parent or using trade secrets or proprietary information of any other person or entity.

          (l) Labor.  No work stoppage or labor strike against Parent is
              -----
  pending, threatened or reasonably anticipated. Parent does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Parent, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Parent. Neither Parent nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Parent is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Parent. All Parent employees are legally permitted to be employed by Parent in the United States of America.

     3.15 Environmental Matters.
          ---------------------

          (a) Hazardous Material.  Except as would not result in material
              ------------------
  liability to Parent, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "Hazardous Material") are present, as a result of the actions of Parent or any of its subsidiaries or any affiliate of Parent, or, to Parent's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Parent or any of its subsidiaries has at any time owned, operated, occupied or leased.

          (b) Hazardous Materials Activities.  Except as would not result in a
              ------------------------------
  material liability to Parent (in any individual case or in the aggregate) (i) neither Parent nor any of its subsidiaries has transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Parent nor any of its subsidiaries has disposed of; transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) Permits.  Parent and its subsidiaries currently hold all
              -------
  environmental approvals, permits, licenses, clearances and consents (the "Parent Environmental Permits") material to and necessary for the conduct of Parent's and its subsidiaries' Hazardous Material Activities and other businesses of Parent and its subsidiaries as such activities and businesses are currently being conducted.

          (d) Environmental Liabilities.  No action, proceeding, revocation
              -------------------------
  proceeding, amendment procedure, writ or injunction is pending, and to Parent's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Parent or any of its subsidiaries in a writing delivered to Parent concerning any Parent Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Parent or any of its subsidiaries. Parent is not aware of any fact or circumstance which could involve Parent or any of its subsidiaries in any environmental litigation or impose upon Parent any material environmental liability.

     3.16 Agreements, Contracts and Commitments.  Except as otherwise set forth
          -------------------------------------
in Part 3.16 of the Parent Disclosure Letter, neither Parent nor any of its subsidiaries is a party to or is bound by:

          (a) any employment agreement, contract or commitment with any employee or member of Parent's Board of Directors, other than those that are terminable by Parent or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Parent's or any of its subsidiaries' ability to terminate employees at will, or any consulting agreement;

          (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c) any agreement of indemnification, any guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, or otherwise;

          (d) any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit Parent's or any of its subsidiaries' freedom to compete in any line of business or in any geographic area or which would so limit Parent or Surviving Corporation or any of its subsidiaries or any of their respective employees after the Effective Time or granting any exclusive distribution or other exclusive rights;

          (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Parent or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Parent has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Parent's subsidiaries;

          (f) any licensing, distribution, sponsorship, advertising, merchant program or other similar agreement to which Parent or one of its subsidiaries is a party which (i) may not be canceled by Parent or its subsidiaries, as the case may be, without penalty upon notice of 30 days or less, and (ii) which provides for payments by or to Parent or its subsidiaries in an amount in excess of $100,000 over the term of the agreement or which is (or could reasonably be expected to become) material to Parent;

          (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology; or

          (h) any other agreement, contract or commitment currently in effect that is material to Parent's business as presently conducted and proposed to be conducted.

     Neither Parent nor any of its subsidiaries, nor to Parent's knowledge any other party to a Parent Contract (as defined below), is in breach, violation or default under, and neither Parent nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Parent or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Parent Disclosure Letter pursuant to clauses (a) through (h) above or pursuant to Section 3.11 hereof or are required to be filed with any Parent SEC Report (any such agreement, contract or commitment, a "Parent Contract") in such a manner as would permit any other party to cancel or terminate any such Parent Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     The agreements listed on Part 3.16(i) of the Parent Disclosure Letter have, to Parent's knowledge, been executed by each party thereto in the form provided to Company.

     3.17 Change of Control Payments.  Part 3.17 of the Parent Disclosure Letter
          --------------------------
set forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers and directors of Parent as a result of or in connection with the Merger.

     3.18 Insurance.  Parent and each of its subsidiaries have policies of
          ---------
insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of Parent and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and Parent and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of Parent, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

     3.19 Customers and Suppliers.
          -----------------------

          (a) Customers.  Neither Parent nor any of its subsidiaries has
              ---------
  received any notice or other communication (in writing or otherwise), or received any other information, indicating that customers representing a material portion of Parent's and its subsidiaries' revenues may cease dealing with Parent or its subsidiaries or may otherwise reduce the volume of business transacted by such person or entity with Parent and its subsidiaries below historical levels.

          (b) Accounts Receivable.  Part 3.19 of the Parent Disclosure Letter
              -------------------
  provides an accurate and complete breakdown and aging of the accounts receivable and notes receivable of each customer of Parent and its subsidiaries and a list of all other receivables of Parent and its subsidiaries as of May 31, 1999, categorized by period of aging (30, 60, 90 or 120 more days).

          (c) Suppliers. As of the date of this Agreement, no material supplier
              ---------
  of Parent has indicated that it will stop or materially decrease the rate of supplying materials, products or services to Parent.

     3.20 Disclosure.  The information supplied by Parent for inclusion in the
          ----------
Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is mailed to Company's shareholders or Parent's stockholders, at the time of the Company Shareholders' Meeting or the Parent Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders' Meeting or the Parent Stockholders' Meeting which has become false or misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in an amendment to the Registration Statement or a supplement to the

Proxy Statement/Prospectus, Parent shall promptly inform Company.
Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

     3.21 Board Approval.  The Board of Directors of Parent has, as of the date
          --------------
of this Agreement, determined (i) that the Merger is advisable and fair to, and in the best interests of Parent, its stockholders and Merger Sub, and (ii) to recommend that the stockholders of Parent approve the issuance of the shares of Parent Common Stock pursuant to the Merger and an amendment to Parent's Certificate of Incorporation to change the name of Parent to "Egghead.com, Inc.," effective immediately following the Effective Time, and to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated hereby and adopt this Agreement.

     3.22 Fairness Opinion.  Parent's Board of Directors has received a written
          ----------------
opinion from its financial advisor, Morgan Stanley & Co., Incorporated, in form and substance reasonably satisfactory to Company and dated as of the date hereof, to the effect that the consideration to be paid by Parent in connection with the Merger is fair to Parent from a financial point of view, and has delivered to Company a copy of such opinion.

     3.23 Brokers' and Finders' Fees.  Except for fees payable to Morgan Stanley
          --------------------------
& Co. Incorporated pursuant to that letter dated July 13, 1999, a copy of which has been delivered to Company, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.24 DGCL Section 203 Not Applicable.  The Board of Directors of Parent
          -------------------------------
has taken all actions on its part required so that (a) the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203) will not apply to the Parent's execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

     3.25 Affiliates.  Part 3.25 of the Parent Disclosure Letter is a complete
          ----------
list of those persons who may be deemed to be, in Parent's reasonable judgment, affiliates of Parent within the meaning of Rule 145 promulgated under the Securities Act (each a "Parent Affiliate"). Except as set forth in the Parent SEC Reports, since the date of Parent's last proxy statement filed with the SEC, no event has occurred as of the date of this Agreement that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     3.26 Pooling of Interests.  To the knowledge of Parent, based on
          --------------------
consultation with its independent accountants, neither Parent nor any of its directors, officers, affiliates or stockholders has taken or agreed to take any action which would preclude Parent's ability to account for the Merger as a pooling of interests.

     3.27 No Existing Discussions.  As of the date hereof, Parent is not
          -----------------------
engaged, directly or indirectly, in any discussion or negotiations with any other party with respect to any Parent Acquisition Proposal (as defined in Section 5.5(b)).

                                  ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1  Conduct of Business.  During the period from the date of this
          -------------------
Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and Company each agrees as to itself and its respective subsidiaries, to carry on its (and its subsidiaries') business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform its and its subsidiaries' other obligations when due, and use all commercially reasonable efforts (and in any event no less than would be consistent with its past practices), to (i) preserve intact its (and its subsidiaries') present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, Company will promptly notify Parent, and Parent will promptly notify Company, of any material event involving its respective business or operations.

     In addition, except as permitted by the terms of this Agreement, and except as provided in Part 4.1 of the Company Disclosure Letter, without the prior written consent of Parent (which shall not be unreasonably delayed or withheld), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

          (a) Waive any stock repurchase rights, accelerate or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements or employment agreements in effect as of the date of this Agreement if such terms are disclosed in the Company Disclosure Letter;

          (b) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property, other than non-exclusive licenses in the ordinary course of business consistent with past practice;

          (c) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any capital stock;

          (d) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

          (e) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than
  (i) the issuance, delivery and/or sale of shares of Company Common Stock or Parent Common Stock pursuant to the exercise of stock options therefor outstanding on the date of this Agreement, (ii) the issuance, delivery and/or sale of shares of Company Common Stock issuable to participants in the ESPP consistent with the terms thereof or (iii) the grant of stock options to employees, officers or directors pursuant to the Company Stock Option Plans, having an exercise price equal to (or greater than) the fair market value of Company's Common Stock on the date of grant.

      (f) Cause, permit or propose any amendments to its Articles of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

      (g) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets (other than inventory and other items in the ordinary course of business), except for any such acquisitions involving aggregate consideration (including assumed indebtedness) of not more than $250,000, or enter into any material joint ventures, strategic partnerships or alliances;

      (h) Sell, lease, license, encumber or otherwise dispose of any material properties or assets, except real property and buildings owned by Company that are located in Kalispell, Montana;

      (i) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

      (j)  enter into any collective bargaining agreement;

      (k) Make any payments outside of the ordinary course of business in excess of $250,000 in the aggregate, other than pursuant to that certain letter agreement dated June 30, 1999 between Parent and Hambrecht & Quist LLC.

      (l) Enter into, amend, modify or (in the case of clauses (i) and (ii)) terminate any licensing, distribution, sponsorship, advertising, merchant program, lease or other contracts, agreements or obligations (other than employment agreements with Company's executive officers), in each case which
  (i) does not terminate by its terms within 180 days or less, and may not be canceled without penalty by Company upon notice of 180 days or less, (ii) provides for payments by or to Company or its subsidiaries in an amount in excess of $250,000 over the shorter of (a) the term of the agreement or (b) the period of time ending on the earliest date on which the agreement may be terminated by Company without penalty or (iii) is (or could reasonably be expected to become) materially burdensome to Company or which impose material restrictions on its ability to conduct its business;

          (m) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

          (n) Take any action that prevent Parent from being able to account for the Merger as a pooling of interests whether or not otherwise permitted by the provisions of this Article IV (provided that if, prior to the taking of such actions, representatives of the independent auditors of both Parent and Company have stated that a proposed action would not prevent Parent from being able to account for the Merger as a pooling of interests, such action shall not be deemed to breach this clause (n),

          (o) Initiate, compromise or settle any material litigation or arbitration proceeding (other than as a result of a breach of this Agreement by Parent), except that Company may compromise or settle litigation or arbitration if the terms of such settlement do not require payment by Company and its subsidiaries of in excess of $2.0 million and do not impose any other material obligations on Company and its subsidiaries;

          (p) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

          Agree in writing or otherwise to take any of the actions described in
Section 4.1 (a) through (p) above.

     In addition, except as permitted by the terms of this Agreement, and except as provided in Part 4.1 of the Parent Disclosure Letter, without the prior written consent of Company (which shall not be unreasonably delayed or withheld), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following and shall not permit its subsidiaries to do any of the following:

          (a) Waive any stock repurchase rights, accelerate or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements or employment agreements in effect as of the date of this Agreement if such terms are disclosed in the Parent Disclosure Letter;

          (b) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Parent Intellectual Property, other than non-exclusive licenses in the ordinary course of business consistent with past practice;

          (c) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any capital stock;

          (d) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

          (e) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance, delivery and/or sale of (i) shares of Parent Common Stock pursuant to the exercise of stock options therefor outstanding on the date of this Agreement,
  (ii) the issuance, delivery and/or sale of shares of Parent Common Stock issuable to participants in the Parent's employee stock purchase plan consistent with the terms thereof, or (iii) the grant of stock options to employees or directors pursuant to the Parent Stock Option Plans, having an exercise price equal to (or greater than) the fair market value of Parent Common Stock on the date of grant.

          (f) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries) except as contemplated by this Agreement;

          (g) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets (other than inventory and other items in the ordinary course of business), except for any such acquisitions involving aggregate consideration (including assumed indebtedness) of not more than $250,000, or enter into any material joint ventures, strategic partnerships or alliances;

          (h) Sell, lease, license, encumber or otherwise dispose of any material properties or assets;

          (i) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

          (j)  enter into any collective bargaining agreement;

          (k) Make any payments outside of the ordinary course of business in excess of $250,000 in the aggregate other than pursuant to that certain letter agreement dated July 13, 1999 between Parent and Morgan Stanley & Co. Incorporated.

          (l)  Enter into, amend, modify or, in the case of clauses (i) and
  (ii), terminate any licensing, distribution, sponsorship, advertising, merchant program, lease or other contracts, agreements, or obligations (other than employment agreements with Company's executive officers), in each case which (i) does not terminate by its terms within 180 days or less, and may not be canceled without penalty by Parent upon notice of 180 days or less, (ii) provides for payments by or to Parent or its subsidiaries in an amount in excess of $250,000 over the shorter of (a) the term of the agreement, the period of time ending on the earliest date on which the agreement may be terminated by Parent without penalty or (iii) is (or could reasonably be expected to become) materially burdensome to Parent or which imposes material restrictions on its ability to conduct its business;

          (m) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

          (n) Take any action that prevent Parent from being able to account for the Merger as a pooling of interests whether or not otherwise permitted by the provisions of this Article IV (provided that if, prior to the taking of such actions, representatives of the independent auditors of both Parent and Company have stated that a proposed action would not prevent Parent from being able to account for the Merger as a pooling of interests, such action shall not be deemed to breach this clause (n),

          (o) Initiate, compromise or settle any material litigation or arbitration proceeding (other than as a result of a breach of this Agreement by Company), and except that Parent may compromise or settle litigation or arbitration if the terms of such settlement do not require payment by Parent and its subsidiaries of in excess of $2.0 million and do not impose any other material obligations on Parent and its subsidiaries;

          (p) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

          (q) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (p) immediately above.

     4.2  Cooperation.  Subject to compliance with applicable law, from the date
          -----------
hereof until the Effective Time, each of Parent and Company shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1  Proxy Statement/Prospectus; Registration Statement; Antitrust and
          -----------------------------------------------------------------
Other Filings.
-------------

          (a) As promptly as practicable after the execution of this Agreement, Company and Parent will prepare and file with the SEC the Proxy Statement/Prospectus, and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Company and Parent will respond to any comments of the SEC, will use all commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing provided, however, that Parent shall have no obligation to agree to account for the Merger as a "purchase" in order to cause the Registration Statement to become effective. Each of Company and Parent will cause the Proxy Statement/Prospectus to be mailed to its respective shareholders and stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC.

          (b) As promptly as practicable after the date of this Agreement, each of Company and Parent will prepare and file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "Antitrust Filings") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings").

          (c) Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 5.1. Each of Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Antitrust Filing or Other Filing.
  Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.

          (d) Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Antitrust Filing or Other Filing, Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of Company and/or stockholders of Parent, such amendment or supplement.

     5.2  Meeting of Company Shareholders.
          -------------------------------

          (a) Promptly after the date hereof, Company will take all action necessary in accordance with the Washington Law and its Articles of Incorporation and Bylaws to convene the Company Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon approval and adoption of this Agreement and approval of the Merger. Subject to Section 5.2(c) hereof, Company will use all reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of Nasdaq or Washington Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Shareholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Company's shareholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Company Shareholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders' Meeting. Company shall ensure that the Company Shareholders' Meeting is called, noticed, convened, held and conducted, and subject to Section 5.2(c) that all proxies solicited by Company in connection with the Company Shareholders' Meeting are solicited, in compliance with the Washington Law, its Articles of Incorporation and Bylaws, the rules of Nasdaq and all other applicable legal requirements. Company's obligation to call, give notice of, convene and hold the Company Shareholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Company Acquisition Proposal (as defined in Section 5.5), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Company with respect to this Agreement or the Merger.

          (b) Subject to Section 5.2(c): (i) the Board of Directors of Company shall unanimously recommend that Company's shareholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Shareholders' Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Company has unanimously recommended that Company's shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Shareholders' Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of Company that Company's shareholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous, provided that, for all purposes of this Agreement, an action by any Board of Directors or committee thereof shall be unanimous if each member of such Board of Directors or committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest and (ii) any such member who is unable to vote in connection with such action as a result of death or disability.

          (c) Nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger or this Agreement, or both, if (i) a Company Superior Offer (as defined below) is made to Company and is not withdrawn, (ii) Company shall have provided written notice to Parent (a "Notice of Company Superior Offer") advising Parent that Company has received a Company Superior Offer, specifying all of the material terms and conditions of such Company Superior Offer and identifying the person or entity making such Company Superior Offer, (iii) Parent shall not have, within five business days of Parent's receipt of the Notice of Company Superior Offer, made an offer (a) that the Company Board by a majority vote determines in its good faith judgment (based on the written advice of its financial adviser) to be at least as favorable to Company's shareholders as such Company Superior Offer (it being agreed that the Board of Directors of Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), or (b) that, in the case of a Superior Proposal that involves the payment of cash for all of the outstanding Company Common Stock, represents an equal or greater per share price, (iv) the Board of Directors of Company concludes in good faith, after consultation with its outside counsel, that, in light of such Company Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's shareholders under applicable law, and (v) Company shall not have violated any of the restrictions set forth in Section 5.5 or this Section 5.2. Company shall provide Parent with at least three business days prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors but in no event less than twenty-four hours) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider any Company Acquisition Proposal to determine whether such Company Acquisition Proposal is a Company Superior Offer. Subject to applicable laws, nothing contained in this Section 5.2 shall limit Company's obligation to hold and convene the Company Shareholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of Company shall have been withdrawn, amended or modified).

          For purposes of this Agreement "Company Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Company pursuant to which the shareholders of Company immediately preceding such transaction will hold less than 40% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving Company), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of Company, on terms that the Board of Directors of Company determines, in its reasonable good faith judgment (based on the written advice of its financial adviser) to be more favorable to the Company shareholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Company Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of Company's Board of Directors (based on the advice of its financial adviser) to be obtained by such third party on a timely basis.

          (d) Nothing contained in this Agreement shall prohibit Company or its Board of Directors from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Board of Directors of Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

     5.3  Meeting of Parent Stockholders.
          ------------------------------

          (a) Promptly after the date hereof, Parent will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene a meeting of Parent's stockholders to consider the issuance of the shares of Parent Common Stock pursuant to the Merger and an amendment to Parent's Certificate of Incorporation to change the name of Parent to "Egghead.com, Inc.," effective at the Effective Time, and to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated hereby, subject to and upon consummation of the Merger (the "Parent Stockholders Meeting") to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement. Parent will use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the issuance of the shares of Parent Common Stock pursuant to the Merger and an amendment to Parent's Certificate of Incorporation to change the name of Parent to "Egghead.com, Inc.," effective at the Effective Time, and to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated hereby, subject to and upon consummation of the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn to postpone the Parent Stockholders Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Parent's stockholders in advance of a vote on the issuance of the shares of Parent Common Stock pursuant to the Merger or a vote on the approval of an amendment to Parent's Certificate of Incorporation to change the name of Parent to "Egghead.com, Inc.," effective at the Effective Time, and to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated hereby, subject to and upon consummation of the Merger, or, if as of the time for which the Parent Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting. Parent shall ensure that the Parent Stockholders Meeting is called, noticed, convened, held and conducted, that all proxies solicited by Parent in connection with the Parent Stockholders Meeting are solicited in compliance with the Delaware Law, its Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable legal requirements. Parent's obligation to call, give notice of, convene and hold the Parent Stockholders' Meeting in accordance with this Section 5.3(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Parent of any Parent Acquisition Proposal (as defined in Section 5.5), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Parent with respect to this Agreement or the Merger.

          (b) Subject to Section 5.3(c): (i) the Board of Directors of Parent shall unanimously recommend that Parent's stockholders vote in favor of the issuance of the shares of Parent Common Stock pursuant to the Merger and an amendment to Parent's Certificate of Incorporation to change the name of Parent to "Egghead.com, Inc.," effective immediately following the Effective Time, and to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated hereby, subject to and upon consummation of the Merger, (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Parent has unanimously recommended that Parent's stockholders vote in favor of such matters at the Parent Stockholders' Meeting, and (iii) neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose to resolve to withdraw, amend or modify in a manner adverse to Company, the unanimous recommendation of the Board of Directors of Parent that Parent's stockholders vote in favor of such matters. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Company if said recommendation shall no longer be unanimous, provided that, for all purposes of this Agreement, an action by any Board of Directors or committee thereof shall be unanimous if each member of such Board of Directors or committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest and (ii) any such member who is unable to vote in connection with such action as a result of death or disability.

          (c) Nothing in this Agreement shall prevent the Board of Directors of Parent from withholding, withdrawing, amending or modifying its unanimous recommendations in favor of the issuance of the shares of Parent Common Stock pursuant to the Merger or of an amendment to Parent's Certificate of Incorporation to change the name of Parent to "Egghead.com, Inc.," effective at the Effective Time, and to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated hereby, or both, subject to and upon consummation of the Merger, if (i) a Parent Superior Offer (as defined below) is made to Parent and is not withdrawn, (ii) Parent shall have provided written notice to Company (a "Notice of Parent Superior Offer") advising Company that Parent has received a Parent Superior Offer, specifying all of the material terms and conditions of such Parent Superior Offer and identifying the person or entity making such Parent Superior Offer,
  (iii) Company shall not have, within five business days of Company's receipt of the Notice of

  Parent Superior Offer, made an offer (a) that the Board of Directors of Parent by a majority vote determines in its good faith judgment (based on the written advice of its financial adviser) to be at least as favorable to Parent's stockholders as such a Company Superior Offer (it being agreed that the Board of Directors of Parent shall convene a meeting to consider any such offer by Company promptly following the receipt thereof) or (b) that in the case of Superior Proposal that involves the payment of cash for all of the outstanding Parent Common Stock, represents an equal or greater per share price, (iv) the Board of Directors of Parent concludes in good faith, after consultation with its outside counsel, that, in light of such Parent Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Parent to comply with its fiduciary obligations to Parent's stockholders under applicable law, and (v) Parent shall not have violated any of the restrictions set forth in Section 5.4, Section 5.5 or this Section 5.3. Parent shall provide Company with at least three business days prior notice (or such lesser prior notice as provided to the members of Parent's Board of Directors but in no event less than twenty-four hours) of any meeting of Parent's Board of Directors at which Parent's Board of Directors is reasonably expected to consider any Parent Acquisition Proposal (as defined in Section 5.5) to determine whether such Parent Acquisition Proposal is a Parent Superior Offer. Subject to applicable laws, nothing contained in this Section 5.3 shall limit Parent's obligation to hold and convene the Parent Stockholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of Parent shall have been withdrawn, amended or modified).

          For purposes of this Agreement "Parent Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Parent pursuant to which the stockholders of Parent immediately preceding such transaction will hold less than 40% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving Parent), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of Parent, on terms that the Board of Directors of Parent determines, in its reasonable good faith judgment (based on the written advice of its financial adviser) to be more favorable to the Parent stockholders than the Merger; provided, however, that any such offer shall not be deemed to be a "Parent Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of Parent's Board of Directors (based on the advice of its financial adviser) to be obtained by such third party on a timely basis;

          (d) Nothing contained in this Agreement shall prohibit Parent or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Board of Directors of Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

     5.4  Confidentiality; Access to Information.
          --------------------------------------

          (a) Confidentiality Agreement.  The parties acknowledge that Company
              -------------------------
  and Parent have previously executed a Mutual Confidentiality Agreement, dated as of April 2, 1999 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

          (b) Access to Information.  Company and Parent will each afford to the
              ---------------------
  other and its accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of its product development efforts, properties, results of operations and personnel, as such other party may reasonably request and, during such period, each of Parent and Company shall (and shall cause each of their respective subsidiaries to) furnish promptly to the other a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws. Unless otherwise required by law, the parties will hold any such information which is non-public in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 5.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.5  No Solicitation.
          ---------------

          (a) No Solicitation by Company.  From and after the date of this
              --------------------------
  Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage (including by way of furnishing information) or induce the making, submission or announcement of any Company Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Company Acquisition Proposal, (iii) engage in discussions with any person with respect to any Company Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Company Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Company Acquisition Transaction (as defined below); provided, however, that prior to the approval of this Agreement and the Merger at the Company Shareholders' Meeting, this Section 5.5(a) shall not prohibit Company from furnishing nonpublic information regarding Company and its subsidiaries to, or entering into discussions with, any person or group who has submitted to Company prior to the date twenty business days before the publicly announced date of the Company Shareholders' Meeting (and not withdrawn) an unsolicited, written, bona fide Company Acquisition Proposal that the Board of Directors of Company reasonably concludes (based on the written advice of its financial adviser) may constitute a Company Superior Offer if (1) neither Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.5(a), (2) prior to the date 20 business days before the publicly announced date of the Company Shareholders' Meeting, the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's shareholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, Company gives Parent written notice of the identity of such person or group and all of the material terms and conditions of such Company Acquisition Proposal and of Company's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to Company's confidential information as the Confidentiality Agreement, (4) Company gives Parent at least three business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (5) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Company Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.5(a) by Company.

          For purposes of this Agreement, "Company Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Company Acquisition Transaction. For the purposes of this Agreement, "Company Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition (other than of inventory in the ordinary course of business) of more than 50% of the assets of Company; or (C) any liquidation or dissolution of Company.

          In addition to the obligations of Company set forth in the preceding paragraphs of this Section 5.4(a), Company as promptly as practicable shall advise Parent orally and in writing of any request for non-public information which Company reasonably believes would lead to a Company Acquisition Proposal or of any Company Acquisition Proposal, or any inquiry with respect to or which Company reasonably should believe would lead to any Company Acquisition Proposal, the material terms and conditions of such request, Company Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Company Acquisition Proposal or inquiry. Company will keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Company Acquisition Proposal or inquiry.

          (b) No Solicitation by Parent.  From and after the date of this
              -------------------------
  Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Parent and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage (including by way of furnishing information) or induce the making, submission or announcement of any Parent Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Parent Acquisition Proposal, (iii) engage in discussions with any person with respect to any Parent Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Parent Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Parent Acquisition Transaction (as defined below); provided, however, that prior to the approval of this Agreement and the Merger at the Parent Stockholders' Meeting, this Section 5.5(b) shall not prohibit Parent from furnishing nonpublic information regarding Parent and its subsidiaries to, or entering into discussions with, any person or group who has submitted to Parent prior to the date twenty business days before the publicly announced date of the Parent Stockholder Meeting (and not withdrawn) an unsolicited, written, bona fide Parent Acquisition Proposal that the Board of Directors of Parent reasonably concludes (based on the written advice of its financial adviser) may constitute a Parent Superior Offer if (1) neither Parent nor any representative of Parent and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.5(b), (2) prior to the date 20 business days before the publicly announced date of the Parent Stockholder Meeting, the Board of Directors of Parent concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Parent to comply with its fiduciary obligations to Parent's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, Parent gives Company written notice of the identity of such person or group and all of the material terms and conditions of such Parent Acquisition Proposal and of Parent's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and Parent receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to Parent's confidential information as the Confidentiality Agreement, (4) Parent gives Company at least three business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (5) contemporaneously with furnishing any such nonpublic information to such person or group, Parent furnishes such nonpublic information to Company (to the extent such nonpublic information has not been previously furnished by Parent to Company). Parent and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Parent Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Parent or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Parent or any of its subsidiaries shall be deemed to be a breach of this Section 5.5(b) by Parent.

          For purposes of this Agreement, "Parent Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Company) relating to any Parent Acquisition Transaction. For the purposes of this Agreement, "Parent Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Parent by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Parent or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Parent or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Parent pursuant to which the stockholders of Parent immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition (other than of inventory in the ordinary course of business) of more than 50% of the assets of Parent; or (C) any liquidation or dissolution of Parent.

          In addition to the obligations of Parent set forth in the preceding paragraphs of this Section 5.4(b), Parent as promptly as practicable shall advise Company orally and in writing of any request for non-public information which Parent reasonably believes would lead to a Parent Acquisition Proposal or of any Parent Acquisition Proposal, or any inquiry with respect to or which Parent reasonably should believe would lead to any Parent Acquisition Proposal, the material terms and conditions of such request, Parent Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Parent Acquisition Proposal or inquiry. Parent will keep Company informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Parent Acquisition Proposal or inquiry.

     5.6  Public Disclosure.  Parent and Company will consult with each other,
          -----------------
and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any Company Acquisition Proposal or Parent Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law where such consultation is not reasonably possible before such public statement is required to be made. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

     5.7  Reasonable Efforts; Notification.
          --------------------------------

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following:

               (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied,

               (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity,

               (iii) the obtaining of all necessary consents, approvals or waivers from third parties,

               (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and

               (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

  Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any material and significant assets or material and significant categories of assets of Parent, any of its affiliates or Company or the holding separate of the shares of Company Common Stock or imposing or seeking to impose any material limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock.

          (b) Each of Company and Parent will give prompt notice to the other of
  (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger,
  (ii) any notice or other communication from any Governmental Entity in connection with the Merger, or (iii) any litigation relating to, involving or otherwise affecting Company, Parent or their respective subsidiaries that relates to the consummation of the Merger. Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.8  Third Party Consents.  As soon as practicable following the date
          --------------------
hereof, Parent and Company will each use all reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.9  Stock Options, Warrants, ESPP and Employee Benefits.
          ---------------------------------------------------

          (a) At the Effective Time, each then outstanding Company Option whether or not exercisable at the Effective Time and regardless of the respective exercise prices thereof, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan (and any applicable stock option agreement for such Company Option and any applicable agreement accelerating the vesting of such Company Option disclosed in the Company Disclosure Letter) immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common

  Stock and (ii) the per share exercise price for the shares of Parent
  Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Each assumed Company Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested as of immediately prior to the Effective Time. As soon as reasonably practicable, but in no event more than 20 days after the Effective Time, Parent will issue to each person who holds an assumed Company Option a document evidencing the assumption of such Company Option by Parent. Continuous employment with Company or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all Company Options after the Effective Time.

          (b) It is intended that Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in
  Section 422 of the Code to the extent such Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.9 shall be applied consistent with such intent.

          (c) At the Effective Time, each outstanding purchase right with respect to the then open offering under the Company's ESPP (each an "Assumed Purchase Right") shall be assumed by Parent. Each Assumed Purchase Right shall continue to have, and be subject to, the terms and conditions set forth in the Company's ESPP and the documents governing the Assumed Purchase Right, except that the purchase price of the shares of Parent's Common Stock under the Assumed Purchase Right shall be the lesser of (i) the quotient determined by the dividing 85% of the fair market value of the Company's Common Stock on the Offering Date (as defined in the Company's ESPP) by the Exchange Ratio and
  (ii) 85% of the last sale price of the Parent's Common Stock on Nasdaq on the last day of the offering that was open at the Effective Time (with the number of shares rounded down to the nearest whole share and the Purchase Price rounded up to the nearest whole cent). The Assumed Purchase Rights shall be exercisable only for Parent Common Stock. The Company's ESPP shall terminate immediately following the purchase of shares under the Assumed Purchase Rights.

          (d) From and after the Effective Time, employees of the Company may participate in Parent's Employee Stock Purchase Plan, subject to the terms and conditions of such plan.

     5.10 Form S-8.   Parent agrees to file a registration statement on Form S-8
          --------
for the shares of Parent Common Stock issuable with respect to assumed Company Options as soon as is reasonably practicable after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

     5.11 Nasdaq Quotation.  Parent agrees to authorize for quotation on the
          ----------------
Nasdaq Stock Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     5.12 Indemnification;  Insurance.
          ---------------------------

          (a) Indemnification.  From and after the Effective Time, Parent will,
              ---------------
  and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors and officers as of the Effective Time (the "Indemnified Parties") and any indemnification provisions under Company's Articles of Incorporation or Bylaws as in effect on the date hereof. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Articles of Incorporation and Bylaws of Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by law.

          (b) Insurance.  For a period of six years after the Effective Time,
              ---------
  Parent will cause the Surviving Corporation to use all reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by Company for such coverage (or such coverage as is available for such 150% of such annual premium).

          (c) Survival and Beneficiaries.  This Section 5.12 shall survive the
              --------------------------
  consummation of the Merger, is intended to benefit Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties.

     5.13 Affiliate Agreements.  Company will use all commercially reasonable
          --------------------
efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each Company Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit D (the "Company Affiliate Agreement"), each of which will be in full
---------
force and effect as of the Effective Time. Parent will use all commercially reasonable efforts to deliver or cause to be delivered, as promptly as practicable following the date hereof, from each Parent Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit E (the
                                                                 ---------
"Parent Affiliate Agreement"), each of which will be in full force and effect as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate or Parent Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Agreement or Parent Affiliate Agreement.

     5.14 Letter of Company's Accountants.  Company shall use all commercially
          -------------------------------
reasonable efforts to cause to be delivered to Parent a letter of Arthur Anderson LLP, dated no more than two business days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     5.15 Letter of Parents' Accountants.  Parent shall use all commercially
          ------------------------------
reasonable efforts to cause to be delivered to Company a letter of PricewaterhouseCoopers LLP, dated no more than two business days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Company), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     5.16 Takeover Statutes. If any takeover statute is or may become applicable
          -----------------
to the Merger or the other transactions contemplated by this Agreement, each of Parent and Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

     5.17 Certain Employee Benefits.  As soon as practicable after the
          -------------------------
execution of this Agreement, Company and Parent shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements in accordance with this Section 5.17 (and terminate certain Company Employee Plans as defined in Section 2.14(a)(ii) immediately prior to the Effective Time if appropriate). For a period of at least one year following the Effective Time, Parent shall provide (or cause to be provided) benefits to any person who was employed by Company or its subsidiaries immediately prior to the Effective Time and subsequently employed by Parent or its subsidiaries ("Company Employees") that are either no less favorable in the aggregate to the benefits provided to similarly-situated employees of Parent or are generally equivalent to the benefits provided under the Company Employee Plans in existence immediately prior to the Effective Time. After the Effective Time, Parent shall grant (or cause to be granted) to each Company Employee credit for all service with the Company prior to the Effective Time to the same extent as if such service had been service with Parent for (i) all eligibility and vesting purposes under all employee benefit plans, policies, programs and arrangements of Parent and any of its subsidiaries that cover a Company Employee, (ii) vacation accrual purposes after the Effective Time, and (iii) purposes of satisfying any preexisting condition exclusion or actively-at-work requirement that would otherwise apply to such Company Employee under any medical, dental or other welfare benefit plans, policies, programs and arrangements of Parent and any of its subsidiaries that employ a Company Employee, to the extent that this clause (iii) does not violate the applicable plan, policy, program or arrangement. In addition, Company agrees that it and its subsidiaries shall terminate any and all group severance, separation, retention and salary continuation plans, programs or arrangements (other than contractual agreements disclosed on the Company Disclosure Letter) prior to the Effective Time.

     5.18 Stockholder Litigation. Each of Company and Parent shall give the
          ----------------------
other the reasonable opportunity to participate in the defense of any stockholder litigation against

Company or Parent, as applicable, and its directors relating to the transactions contemplated by this Agreement and the Option Agreements.

     5.19 Pooling Accounting.  Each of Parent and Company shall use all
          ------------------
reasonable efforts to cause the Merger to be accounted for as a pooling of interests. Parent will use its reasonable efforts to have each person who is a Parent Affiliate not to take any action that would prevent Parent from accounting for the Merger as a pooling of interests. Company will use all reasonable efforts to have each person who is a Company Affiliate not to take any action that would prevent Parent from accounting for the Merger as a pooling of interests.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1  Conditions to Obligations of Each Party to Effect the Merger.  The
          ------------------------------------------------------------
respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a)  Company Shareholder Approval.  This Agreement shall have been
               ----------------------------
  approved and adopted, and the Merger shall have been approved by a vote of holders of outstanding shares of Common Stock of the Company representing two-thirds of all votes entitled to be cast on the matter.

          (b)  Parent Stockholder Approval.
               ---------------------------

               (i) The issuance of the shares of Parent Common Stock pursuant to the Merger shall have been duly approved by the requisite vote of the stockholders of Parent under applicable Nasdaq rules and Parent's Bylaws.

               (ii) An amendment to Parent's Certificate of Incorporation to change the name of Parent to "Egghead.com, Inc.," effective at the Effective Time, and increase the authorized number of shares of Parent Common Stock so as to permit the transactions permitted hereby, subject to and upon consummation of the Merger, shall have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock.

          (c)  Registration Statement Effective; Proxy Statement.  The SEC shall
               -------------------------------------------------
  have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

          (d)  No Order; HSR Act.  No Governmental Entity shall have enacted,
               -----------------
  issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or otherwise limiting or restricting Parent's conduct or operation of the business of Company and its subsidiaries following the Merger in a manner that could reasonably be expected to have a Material Adverse Effect on Parent combined with the Surviving Corporation after the Effective Time. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

          (e)  Approvals.  Other than the filing provided for by Section 1.2(a),
               ---------
  all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to file, obtain or occur is reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect shall have been filed, been obtained or occurred.

          (f)  Tax Opinions.  Parent and Company shall each have received
               ------------
  written opinions from their respective tax counsel (Fenwick & West LLP and Perkins Coie LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

          (g)  Nasdaq Listing.  The shares of Parent Common Stock to be issued
               --------------
  in the Merger shall have been approved for quotation on the Nasdaq Stock Market subject to notice of issuance.

          (h)  Amendment of Parent's Certificate of Incorporation.  An amendment
               --------------------------------------------------
  to Parent's Articles of Incorporation to change the name of Parent to "Egghead.com, Inc.," effective at the Effective Time, and to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated hereby, shall have been duly filed with the Delaware Secretary of State.

          (i)  Amendment of Parent's Bylaws; Parent Board of Directors.
               -------------------------------------------------------
  Parent's bylaws shall have been duly amended to increase the size of Parent's Board of Directors from five (5) to nine (9) directors, and such action as may be required under Parent's Certificate of Incorporation and Bylaws, and Delaware Law, shall have been taken to cause Parent's Board of Directors to consist of the Parent Designees, the Company Designees and the Joint Designee (unless the Joint Designee shall not have been designated), immediately following the Effective Time.

     6.2  Additional Conditions to Obligations of Company.  The obligation of
          -----------------------------------------------
Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

          (a)  Representations and Warranties.  Each representation and warranty
               ------------------------------
  of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except (A) in each case, or in the aggregate, as does not constitute a Parent Material Adverse Effect at the Closing Date; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 3.5(a), (b) and (d), 3.6 (a), (b) and
  (c), 3.21 and 3.22 (which
  representations shall be true and correct at the applicable times in all material respects), and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

          (b)  Agreements and Covenants.  Parent and Merger Sub shall have
               ------------------------
  performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent.

          (c)  Material Adverse Effect.  No Parent Material Adverse Effect shall
               -----------------------
   have occurred since the date of this Agreement and be continuing.

          (d)  Consents.  Parent shall have obtained all consents, waivers and
               --------
  approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Part 3.4 of the Parent Disclosure Letter except for any consent, waiver or approval which the failure to obtain would not reasonably be expected to result in a Parent Material Adverse Effect.

          (e)  Opinion of Accountants.
               ----------------------

               (i) Parent shall have received from PricewaterhouseCoopers LLP, independent auditors for Parent, a letter dated the Closing Date (which may contain customary qualifications and assumptions), to the effect that PricewaterhouseCoopers LLP concurs with Parent's management conclusion that Parent may account for the Merger as a pooling of interests under Accounting Principles Board Opinion No. 16, and Company shall have received a copy of such letter.

               (ii) Company shall have received from Arthur Andersen LLP, independent public accountants for Company, a letter dated the Closing Date (which may contain customary qualifications and assumptions), to the effect that Arthur Andersen LLP concurs with Company's management conclusion that no conditions exist related to Company that would preclude Parent from accounting for the Merger as a pooling of interests under Accounting Principles Board Opinion No. 16.

     6.3  Additional Conditions to the Obligations of Parent and Merger Sub.
          -----------------------------------------------------------------
The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

          (a) Representations and Warranties.  Each representation and warranty
              ------------------------------
  of Company contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date; except (A) in each case, or in the aggregate, as does not constitute a Company Material Adverse Effect at the Closing Date; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 2.5(a) and (b), 2.6 (a), (b) and (c), 2.21 and 2.22 (which representations shall be true and correct at the applicable times in all material respects), and (B) for those representations and warranties which address matters only as of a particular date(which representations shall have been true and correct in all material respects as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized officer of Company.

          (b) Agreements and Covenants.  Company shall have performed or
              ------------------------
  complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

          (c) Material Adverse Effect.  No Company Material Adverse Effect shall
              -----------------------
  have occurred since the date of this Agreement and be continuing.

          (d) Consents.  Company shall have obtained all consents, waivers and
              --------
  approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Part 2.4 of the Company Disclosure Letter except for any consent, waiver or approval which the failure to obtain would not reasonably be expected to result in a Company Material Adverse Effect.

          (e) Opinion of Accountants.
              ----------------------

              (i) Parent shall have received from PricewaterhouseCoopers LLP, independent auditors for Parent, a letter dated the Closing Date (which may contain customary qualifications and assumptions), to the effect that PricewaterhouseCoopers LLP concurs with Parent's management conclusion that Parent may account for the Merger as a pooling of interests under Accounting Principles Board Opinion No. 16.

              (ii) Company shall have received from Arthur Andersen LLP, independent public accountants for Company, a letter dated the Closing Date (which may contain customary qualifications and assumptions), to the effect that Arthur Andersen LLP concurs with Company's management conclusion that no conditions exist related to Company that would preclude Parent from accounting for the Merger as a pooling of interests under Accounting Principles Board Opinion No. 16, and Parent shall have received a copy of such letter.

          (f) Dissenting Shares.  The aggregate number of Dissenting Shares
              -----------------
  shall not exceed five percent (5%) of the aggregate number of shares of Company Common Stock outstanding immediately prior to Closing.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1  Termination.  This Agreement may be terminated at any time prior to
          -----------
the Effective Time, whether before or after the requisite approvals of the shareholders of Company or stockholders of Parent:

          (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

          (b) by either Company or Parent if the Merger shall not have been consummated by the date that is nine (9) months after the date of this Agreement (the "Outside Date"), for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

          (d) by either Company or Parent if the required approval of the Merger by the shareholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company shareholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain the Company shareholder approval shall have been caused by (i) the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement or (ii) a breach of any Company Voting Agreements by any party thereto other than Parent;

          (e) by either Company or Parent if the required approval of the stockholders of Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Parent stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this
  Section 7.1(e) shall not be available to Parent where the failure to obtain the Parent stockholder approval shall have been caused by (i) the action or failure to act of the Parent and such action or failure to act constitutes a material breach by Parent of this Agreement or (ii) a breach of any Parent Voting Agreement by any party thereto other than Company;

          (f) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the shareholders of Company) if a Company Triggering Event (as defined below) shall have occurred.

          (g) by Company (at any time prior to the required approval of the stockholders of Parent contemplated by this Agreement) if a Parent Triggering Event (as defined below) shall have occurred.

          (h) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in
   Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's or Merger Sub's representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub through the exercise of its reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(h) prior to the Outside Date, provided Parent or Merger Sub continues to exercise all reasonable efforts to cure its breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (h) if such breach by Parent or Merger Sub is cured prior to the Outside Date; or

          (i) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(i) prior to the Outside Date, provided Company continues to exercise all reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (i) if such breach by Company is cured prior to the Outside Date.

          For the purposes of this Agreement, a "Company Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) Company shall have failed to include in the Proxy Statement/Prospectus the unanimous recommendation of the Board of Directors of Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) Board of Directors of Company fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 10 business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of a Company Acquisition Proposal; (iv) the Board of Directors of Company or any committee thereof shall have approved or publicly recommended any Company Acquisition Proposal; (v) Company shall have entered into any letter of intent of similar document or any agreement, contract or commitment accepting any Company Acquisition Proposal; or (vi) a tender or exchange offer relating to securities of Company shall have been commenced by a person or entity unaffiliated with Parent and Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer; and a "Parent Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of Parent or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Company its unanimous recommendation in favor of the issuance of the shares of Parent Common Stock pursuant to the Merger and the amendment of Parent's Certificate of Incorporation to change the name of Parent to "Egghead.com, Inc.," effective at the Effective Time, and to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated by the Agreement, and (ii) Parent shall have failed to include in the Proxy Statement/Prospectus the unanimous recommendation of the Board of Directors of Parent in favor of the issuance of the shares of Parent Common Stock pursuant to the Merger and the amendment of Parent's Certificate of Incorporation to change the name of Parent to "Egghead.com, Inc.," effective at the Effective Time, and to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated by the Agreement, and the adoption and approval of the Agreement and the approval of the Merger; (iii) Board of Directors of Parent fails to reaffirm its unanimous recommendation in favor of the issuance of the shares of Parent Common Stock pursuant to the Merger and the amendment of Parent's Certificate of Incorporation to change the name of Parent to "Egghead.com, Inc.," effective at the Effective Time, and to increase the authorized number of shares of Parent Common Stock so as to permit the transactions contemplated by the Agreement, and the adoption and approval of the Agreement and the approval of the Merger, within 10 business days after Company requests in writing that such recommendation be reaffirmed at any time following the public announcement of a Parent Acquisition Proposal; (iv) the Board of Directors of Parent or any committee thereof shall have approved or publicly recommended any Parent Acquisition Proposal; (v) Parent shall have entered into any letter of intent of similar document or any agreement, contract or commitment accepting any Parent Acquisition Proposal; or (vi) a tender or exchange offer relating to securities of Parent shall have been commenced by a person or entity unaffiliated with Company and Parent shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Parent recommends rejection of such tender or exchange offer.

     7.2  Notice of Termination Effect of Termination.  Any termination of this
          -------------------------------------------
Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article 8, each of which shall survive the termination of this Agreement, and (ii) that nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3  Fees and Expenses.
          -----------------

          (a) General.  Except as set forth in this Section 7.3, all fees and
              -------
  expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

          (b) Parent Termination Fees.  In the event that this Agreement is
              -----------------------
  terminated by Company or Parent, as applicable, pursuant to Sections 7.1(b),
  (e) or (g), Parent shall promptly, but in no event later than two days after the date of such termination, pay Company a fee equal to four percent (4.0%) of the value of the Parent Equity Value, in immediately available funds (the "Parent Termination Fee"); provided, that in the case of termination under
  Section 7.1(b) or (e), (i) such payment shall be made only if (A) following the date hereof and prior to the termination of this Agreement, a third party has publicly announced a Parent Acquisition Proposal and within 12 months following the termination of this Agreement a Parent Acquisition (as defined below) is consummated or Parent enters into an agreement providing for a Parent Acquisition or (B) in the case of termination under Section 7.1(b) only, (1) the failure to consummate the Merger by the Outside Date is principally due to action or failure to act by Parent and such action or failure to act constitutes a breach of this Agreement, and (2) within 12 months following the termination of this Agreement, a Parent Acquisition is consummated or Parent enters into an agreement providing for a Parent Acquisition, and (ii) such payment shall be made promptly, but in no event later than two days after the consummation of such Parent Acquisition or the entry by the Parent into such agreement. Parent acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Company would not enter into this Agreement; accordingly, if Parent fails to pay in a timely manner the amounts due pursuant to this
  Section 7.3(b) , and, in order to obtain such payment, Company makes a claim that results in a judgment against Parent for the amounts set forth in this
  Section 7.3(b), Parent shall pay to Company its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement. For the purposes of this Agreement "Parent Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent pursuant to which the stockholders of Parent immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Parent of assets representing in excess of 50%
    of the aggregate fair market value of Parent's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Parent), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Parent.

          For the purposes of this Agreement, "Parent Equity Value" means the product of the average closing price of Parent Common Stock on the Nasdaq National Market over the five (5) trading days prior to the date of termination pursuant to Sections 7.1(b), (e) or (g), and the sum of: (A) all shares of Parent Common Stock that are outstanding as of the date of termination; (B) all shares of Parent Common Stock issuable upon conversion of all shares of capital stock that is convertible into shares of Parent Common Stock; and (C) all shares of Parent Common Stock issuable upon conversion of all options and warrants to acquire Parent Common Stock that are outstanding as of the date of termination.

     (c)  Company Termination Fee.  In the event that this Agreement is
          -----------------------
terminated by Parent or Company, as applicable, pursuant to Sections 7.1(b), (d) or (f), and subject to Section 7.4, Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to four percent (4.0%) of the value of the Company Equity Value, in immediately available funds (the "Company Termination Fee"); provided, that in the case of termination under Section 7.1(b) or 7.1(d), (i) such payment shall be made only if (A) following the date hereof and prior to the termination of this Agreement, a third party has publicly announced a Company Acquisition Proposal and within 12 months following the termination of this Agreement a Company Acquisition (as defined below) is consummated or Company enters into an agreement providing for a Company Acquisition or (B) in the case of termination under Section 7.1(b) only, (1) the failure to consummate the Merger by the Outside Date is principally due to action or failure to act by Company and such action or failure to act constitutes a breach of this Agreement, and (2) within 12 months following the termination of this Agreement, a Company Acquisition is consummated or Company enters into an agreement providing for a Company Acquisition, and (ii) such payment shall be made promptly, but in no event later than two days after the consummation of such Company Acquisition or the entry by the Company into such agreement. Company acknowledges that the agreements contained in this Section 7.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(c) , and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 7.3(c), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(c) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(c) shall not be in lieu of damages incurred in the event of breach of this Agreement. For the purposes of this Agreement "Company Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Company of assets representing in excess of 50% of the aggregate fair market value of Company's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Company.

     For the purposes of this Agreement, "Company Equity Value" means the product of the average closing price of Company Common Stock on the Nasdaq National Market over the five (5) trading days prior to the date of termination pursuant to Sections 7.1(b), (d), or (f), and the sum of: (A) all shares of Company Common Stock that are outstanding as of the date of termination; (B) all shares of Company Common Stock issuable upon conversion of all shares of capital stock that is convertible into shares of Company Common Stock; and (C) all shares of Company Common Stock issuable upon conversion of all options and warrants to acquire Company Common Stock that are outstanding as of the date of termination.

     7.4  Loan Upon Termination.  If (a) this Agreement shall have been
          ---------------------
terminated by Company or Parent pursuant to Section 7.1(b) or (d) and, in the case of termination pursuant to Section 7.1(b), Company shall have held the Company Stockholders' Meeting and the required approval of the Merger by the shareholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote, and (b) no Company Termination Fee shall have been paid by Company pursuant to Section 7.3 within two days after such termination, then (x) Company shall promptly upon demand reimburse Parent for all of its actual out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, including investment banking, legal and accounting fees and expenses, and (y) Company shall make an unsecured loan to Parent in such amount, not to exceed $16.0 million, as may be requested by Parent. The amount of such loan shall be advanced to Parent in a single installment in immediately available funds to such account as may be designated by Parent not later than the date five days after such termination. Concurrently with the making of such loan, Parent shall execute and deliver to Company an Unsecured Promissory Note in the form attached hereto as Exhibit H (the "Note"), duly executed by Parent. Such loan shall be
          ---------
subject to such terms and conditions as are set forth in the Note. In the event that after Company makes such a loan, a Company Termination Fee shall become payable pursuant to Section 7.3, then Company may elect to reduce the amount of principal and interest then outstanding under the Note by the amount of such Company Termination Fee, in which case (1) such Company Termination Fee shall be deemed to have been paid in cash by Company to Parent to the extent of such reduction, (2) such Company Termination Fee shall only be payable by Company to Parent in cash if and to the extent that the amount of such Company Termination Fee exceeded the outstanding principal amount of, and accrued interest on, the
Note immediately prior to such election, and (3) the Note shall only be deemed to remain outstanding if and to the extent that the outstanding principal amount of, and accrued interest on, the Note immediately prior to such election exceeded the amount of such Company Termination Fee.

     7.5  Amendment.  Subject to applicable law, this Agreement may be amended
          ---------
by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

     7.6  Extension; Waiver.  At any time prior to the Effective Time any party
          -----------------
hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                 ARTICLE VIII

                              GENERAL PROVISIONS



     8.1  Non-Survival of Representations and Warranties. The representations
          -----------------------------------------------
and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time. The obligations of Parent and Company pursuant to Sections 5.4(a), 7.3 and 7.4, and this Article VIII, shall survive the termination of this Agreement.

     8.2  Notices.  All notices and other communications hereunder shall be in
          -------
writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

If to Parent or Merger Sub, to:            If to Company, to:

Onsale, Inc.                               Egghead.com,Inc.
1350 Willow Road                           521 SE Chkalov Drive
Menlo Park, CA, 94025                      Vancouver, WA, 98683
Attention: Chief Executive Officer         Attention:  Chief Executive Officer
Telecopy No.: (650)473-6990                Telecopy No.: (360)816-7309

with a copy to:                            with a copy to:

Fenwick & West LLP                         Perkins Coie LLP
Two Palo Alto Square                       1201 Third Avenue, 40th Floor
Palo Alto, California 94306                Seattle, WA 91010-3099
Attention: Gordon K. Davidson              Attention: David F. McShea
           David K. Michaels                          Ed Belsheim
Facsimile Number: (650)494-1417            Facsimile Number: (206)583-8500

     8.3  Interpretation; Certain Defined Terms.  When a reference is made in
          -------------------------------------
this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. For the purposes of this Agreement, the following definitions apply:

          (a) "Code" means the Internal Revenue Code of 1986, as amended;

          (b) "Delaware Law" means the General Corporation Law of the State of Delaware;

          (c) "Encumbrances" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset);

          (d) "Exchange Act" means the Securities Exchange Act of 1934, as amended;

          (e) "GAAP" means United States generally accepted accounting principles;

          (f) "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic;

          (g) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

          (h) "knowledge" means with respect to a party hereto, with respect to any matter in question, that any of the officers of such party has actual knowledge of such matter, after reasonable inquiry of such matter;

          (i) "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined above);

          (j) "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its subsidiaries, except to the extent that Company (in the case of a Company Material Adverse Effect) or Parent (in the case of a Parent Material Adverse Effect) shall establish, by clear and convincing evidence, that such change, event, violation, inaccuracy, circumstance or effect directly and primarily results from (i) the conditions or changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a disproportionate manner) or (ii) changes in trading prices for such entity's capital stock; "Company Material Adverse Effect" means a Material Adverse Effect with respect to Company and its subsidiaries, and "Parent Material Adverse Effect" means Material Adverse Effect with respect to Parent and its Subsidiaries.

          (k) "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

          (l) "SEC" means the United States Securities and Exchange Commission;

          (m) "Securities Act" means the Securities Act of 1933, as amended;

          (n) "subsidiary" of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity; and

          (o) "Washington Law" means the Washington Business Corporation Act.

     8.4  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5  Entire Agreement; Third Party Beneficiaries.  This Agreement and the
          -------------------------------------------
documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.12.

     8.6  Severability.  In the event that any provision of this Agreement or
          ------------
the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7  Other Remedies; Specific Performance.  Except as otherwise provided
          ------------------------------------
herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     8.9  Rules of Construction.  The parties hereto agree that they have been
          ---------------------
represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment.  No party may assign either this Agreement or any of its
          ----------
rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

     8.11 Disclosure Letter.  Notwithstanding anything in the Company Disclosure
          -----------------
Letter or the Parent Disclosure Letter to the contrary, nothing in the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the disclosure identifies the exception with particularity and describes the relevant facts in reasonable detail; provided, that a particular matter need only be disclosed once in such manner so long as it is cross-referenced wherever else applicable in the Company Disclosure Letter or the Parent Disclosure Letter, as the case may be, in a manner sufficiently clear to identify to which representation or warranty an exception is being made or unless it is apparent from the express disclosure made on the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that an exception is being made to such representation or warranty.

     8.12 WAIVER OF JURY TRIAL.  EACH OF PARENT, COMPANY AND MERGER SUB HEREBY
          --------------------
IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                    Onsale, Inc.


                                    Signature: /s/ S. Jerrold Kaplan

                                    Printed Name: S. Jerrold Kaplan

                                    Title: Chief Executive Officer and President


                                    EO Corporation

                                    Signature: /s/ S. Jerrold Kaplan

                                    Printed Name: S. Jerrold Kaplan

                                    Title: Chief Executive Officer and President


                                    Egghead.com, Inc.

                                    Signature: /s/ George P. Orban

                                    Printed Name: George P. Orban

                                    Title: Chief Executive Officer